EXHIBIT 10.1
EXECUTION

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

dated as of June 2, 2011

among

RASER TECHNOLOGIES, INC.,
as Borrower, Debtor and Debtor-in-Possession,

RASER TECHNOLOGIES OPERATING COMPANY, INC., RASER POWER SYSTEMS, LLC,  RT PATENT COMPANY, INC., PACIFIC RENEWABLE POWER, LLC, WESTERN RENEWABLE POWER, LLC, INTERMOUNTAIN RENEWABLE POWER, LLC, LOS LOBOS RENEWABLE POWER, LLC, COLUMBIA RENEWABLE POWER, LLC, TRUCKEE GEOTHERMAL NO. 1 SV-01, LLC, TRUCKEE GEOTHERMAL NO. 2, SV-04, LLC, TRAIL CANYON GEOTHERMAL NO. 1 SV 02, LLC, DEVIL’S CANYON GEOTHERMAL NO. 1 SV-03, LLC, THERMO NO. 1 BE-01, LLC, THERMO NO. 2 BE-02, LLC, THERMO NO. 3 BE-03, LLC, CRICKET GEOTHERMAL NO. 1 MI-01, LLC, HARMONY GEOTHERMAL NO. 1 IR-01, LLC, LIGHTNING DOCK GEOTHERMAL HI-01, LLC, and KLAMATH GEOTHERMAL NO. 1 KL-01, LLC,
as Guarantors, Debtors and Debtors-In-Possession,

THE LENDERS PARTY HERETO,

and

WILMINGTON TRUST FSB,
as Administrative Agent

i

SCHEDULES

Schedule 2.1(a)	Commitments
Schedule 3.6	Litigation
Schedule 3.11	Equity Interests; Subsidiaries
Schedule 6.1(b)	Existing Indebtedness
Schedule 6.2(c)	Existing Liens
Schedule 6.3(c)	Investments

v

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

DEBTOR-IN-POSSESSION CREDIT AGREEMENT, dated as of June 2, 2011 (this “Agreement”), among RASER TECHNOLOGIES, INC., a Delaware corporation, as debtor and as debtor-in-possession (the “Borrower”), RASER TECHNOLOGIES OPERATING COMPANY, INC., RASER POWER SYSTEMS, LLC,  RT PATENT COMPANY, INC., PACIFIC RENEWABLE POWER, LLC, WESTERN RENEWABLE POWER, LLC, INTERMOUNTAIN RENEWABLE POWER, LLC, LOS LOBOS RENEWABLE POWER, LLC, COLUMBIA RENEWABLE POWER, LLC, TRUCKEE GEOTHERMAL NO. 1 SV-01, LLC, TRUCKEE GEOTHERMAL NO. 2, SV-04, LLC, TRAIL CANYON GEOTHERMAL NO. 1 SV 02, LLC, DEVIL’S CANYON GEOTHERMAL NO. 1 SV-03, LLC, THERMO NO. 1 BE-01, LLC, THERMO NO. 2 BE-02, LLC, THERMO NO. 3 BE-03, LLC, CRICKET GEOTHERMAL NO. 1 MI-01, LLC, HARMONY GEOTHERMAL NO. 1 IR-01, LLC, LIGHTNING DOCK GEOTHERMAL HI-01, LLC, and KLAMATH GEOTHERMAL NO. 1 KL-01, LLC, as debtors and as debtors-in-possession (collectively, the “Guarantors”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and WILMINGTON TRUST FSB, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

RECITALS:

WHEREAS, on April 29, 2011 (the “Petition Date”), the Borrower and the Guarantors (collectively, the “Debtors” and each, individually, a “Debtor”) commenced Chapter 11 Cases (each a “Chapter 11 Case” and collectively, the “Chapter 11 Cases”) by filing separate voluntary petitions for reorganization under 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”), with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

WHEREAS, from and after the Petition Date, each Debtor will continue to operate its business and manage its property as a debtor and a debtor-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

WHEREAS, the Debtors, the Lenders and the Administrative Agent negotiated the key terms of a multiple draw debtor-in-possession facility (the “DIP Loan Facility”) for an aggregate principal amount not to exceed $12,500,000, which terms were memorialized in (i) a term sheet (the “DIP Facility Term Sheet”), a copy of which is attached as Exhibit “B” to the Plan Support and Restructuring Agreement, dated as of April 28, 2011 (including, without limitation, the Plan Term Sheet, as defined below), the “Plan Support Agreement”), among the Debtors, the Lenders and certain other parties and (ii) an Interim Lending Agreement, dated May 3, 2011, among the Debtors, the Lenders and the Administrative Agent;

WHEREAS, on May 3, 2011, the Bankruptcy Court entered an order under docket number 34 (the “Interim Order”), which, among other things, (a) approved the DIP Facility Term Sheet, (b) approved, on an interim basis, the DIP Loan Facility and authorized a loan in an aggregate amount of $750,000 (the “ Initial DIP Loan”) to fund working capital needs of the Debtors in accordance with the 13-Week Budget and (c) set a hearing to consider final approval of the DIP Loan Facility and the Loan Documents governing the same;

WHEREAS, the $750,000 Initial DIP Loan was made to the Borrower on May 4, 2011;

WHEREAS, the Debtors, the Lenders and the Administrative Agent desire to enter into this Agreement and the other Loan Documents to govern and further memorialize the DIP Loan Facility; and

WHEREAS, to provide security for the repayment of the Loans, and the payment of the other Obligations of the Borrower and the Guarantors hereunder and under the other Loan Documents, the Borrower and the Guarantors will provide and grant to the Administrative Agent, for the benefit of the Secured Parties, certain security interests, liens and superpriority administrative expense claims pursuant to Bankruptcy Code sections 364(c) and 364(d), as more fully described herein.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the Lenders, the Administrative Agent, the Borrower and the Guarantors hereby agree as follows.

ARTICLE I
DEFINITIONS

SECTION 1.1   Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“13-Week Budget” shall mean each 13-week cash flow forecast for the Borrower substantially in the form attached as “Exhibit A” to the Interim Order or such other form as shall be reasonably acceptable to the Required Lenders, reflecting on a line-item basis the Debtors’ anticipated aggregate cash receipts and aggregate working capital expenses as determined by Debtors in their reasonable judgment as necessary or required for each week covered by the 13-Week Budget.  As used herein, “13-Week Budget” shall initially refer to the “13-Week Budget” attached as an exhibit to the Interim Order and, thereafter, the most recent 13-Week Budget delivered by the Debtors to the Administrative Agent or the Lenders pursuant to the DIP Facility Term Sheet or Section 5.1(b), as the case may be.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other Person appointed as the successor pursuant to Article X.

“Advisors” shall mean outside legal counsel (including local counsel), auditors, accountants, consultants, appraisers or other outside advisors of the Administrative Agent and Lenders, as applicable.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that, for purposes of Section 6.8, the term “Affiliate” shall also include (i) any Person that directly or indirectly owns more than 10% of any class of Equity Interests of the Person specified or (ii) any Person that is an executive officer or director of the Person specified.

“Agent Fee” shall have the meaning assigned to such term in Section 2.5(b).

“Agent Fee Letter” shall mean the Amended and Restated Fee Letter dated as of May 4, 2011 between the Administrative Agent and the Debtors.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Anti-Terrorism Laws” shall mean any requirement of law related to terrorism financing or money-laundering including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (“Patriot Act”) of 2001 (Title III of Pub. L. 107-56), The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 53 11-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order 13224 (effective September 24, 2001).

“Aria” shall mean Aria Opportunity Fund, Ltd.

“Asset Sale” shall mean any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any sale and leaseback transaction) of any property (excluding dispositions of Cash Equivalents in the ordinary course of the Debtors’ cash management activities) by the Debtors.

“Availability Period” shall mean the period from and including the Closing Date to the DIP Expiration Date.

“Availability Period Expense Payments” shall have the meaning assigned to such term in Section 2.1(b)

“Avoidance Actions” shall mean any and all claims or causes of action arising under Chapter 5 (other than section 506(c) or section 724(a)) of the Bankruptcy Code to avoid transfers, preserve or transfer liens or otherwise recover property of the estate and the proceeds thereof and property received thereby whether by judgment, settlement or otherwise.

“Avoidance Action Carve-Out” shall mean the first $2.0 million of proceeds (net of related legal fees and expense) from the prosecution, settlement or other disposition of Avoidance Actions.

“Bankruptcy Code” shall have the meaning assigned to such term in the recitals hereto.

“Bankruptcy Court” shall have the meaning assigned to such term in the recitals hereto.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person and (ii) in any other case, the functional equivalent of the foregoing.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrowing” shall mean Loans made on the same date.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.3 in form and substance reasonably satisfactory by the Administrative Agent and the Required Lenders.

“Bridge Loan Agreement” means the Bridge Loan Agreement dated as of April 15, 2011, among the Borrower, the Thermo 1 Project Entity and Linden Capital L.P. (successor in interest to David S. Handsman).

“Bridge Loan Facility Documents” shall mean the Bridge Loan Agreement and the other documents, instruments and agreements entered into in connection therewith.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City or Utah are authorized or required by law to close.

“Capital Expenditures” shall mean, for any period, without duplication, all expenditures (whether paid in cash or accrued as a liability) by the Borrower and its Subsidiaries during such period, that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Borrower and its Subsidiaries.

“Capital Lease” means, as applied to any Person, any lease of any real or personal property, or a combination thereof, by that Person as lessee which, in accordance with GAAP, is required to be classified and accounted for as a capital lease on the balance sheet of that Person.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Carve-Out” shall have the meaning assigned to such term in the Final Order.

“Cash Equivalents” shall mean, as to any Person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided, that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such Person; (b) time deposits and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $1.0 billion with maturities of not more than one year from the date of acquisition by such Person; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (d) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, and in each case maturing not more than one year after the date of acquisition by such Person; (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

“Chapter 11 Case” and “Chapter 11 Cases” shall have the meaning assigned to each such term in the recitals hereto.

“Change in Law” shall mean (a) the adoption of any law, treaty, order, rule or regulation after the Closing Date, (b) any change in any law, treaty, order, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or for purposes of Section 2.11(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.

“Charges” shall have the meaning assigned to such term in Section 11.13.

“Closing Date” shall mean the first date on which all of the conditions set forth in Section 4.1 are satisfied.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean, collectively, all assets of the Debtors now owned or hereafter acquired and all other property of whatever kind and nature, in each case, that is pledged as collateral to the Administrative Agent, for the benefit of the Secured Parties, under any Security Document, the Financing Orders or any other order of the Bankruptcy Court in the Chapter 11 Cases, including, without limitation, all of the property of the Debtors described in Section 13.1 and any proceeds of Avoidance Actions (to the extent not waived by the Debtors in their Chapter 11 Cases) in excess of the Avoidance Action Carve-Out.

“Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Loans hereunder during the Availability Period in the amount set forth on Schedule 2.1(a), as the same may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.4; provided that the aggregate amount of the Commitments of all Lenders shall not exceed $10,500,000 until the Borrower delivers the Lightning Dock Certificate to the Administrative Agent; provided further that the aggregate amount of the Commitments of all Lenders shall not at any time exceed $12,500,000.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.5(a).

“Committee” shall mean the official committee of unsecured creditors, if any, appointed in the Chapter 11 Cases.

“Confidential Information” shall have the meaning assigned to such term in Section 11.12.

“Contested Collateral Lien Conditions” shall mean, with respect to any Permitted Lien of the type described in clauses (a), (b) and (e) of Section 6.2, the following conditions:

(a)           the applicable Debtors shall cause any proceeding instituted contesting such Lien to stay the sale or forfeiture of any portion of the Collateral on account of such Lien;

(b)           the applicable Debtors shall maintain, to the extent it deems appropriate or is required by GAAP, cash reserves in an amount sufficient to pay and discharge such Lien and the Required Lender’s reasonable estimate of all interest and penalties related thereto; and

(c)           such Lien shall in all respects be subject and subordinate in priority to the Lien and security interest created by the Final Order and evidenced by the Final Order and/or the Security Documents, except if and to the extent that the law or regulation creating, permitting or authorizing such Lien provides that such Lien is or must be superior to the Lien and security interest created by the Final Order and evidenced by the Final Order and/or Security Documents.

“Contingent Obligation” shall mean, as to any Person, any obligation, agreement, understanding or arrangement of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Convertible Notes” shall have the meaning assigned to such term in the Plan Support Agreement.

“Debt Issuance” shall mean the incurrence by the Borrower of any Indebtedness after the Closing Date other than as permitted by Section 6.1.

“Debtor” and “Debtors” shall have the meaning assigned to each such term in the recitals hereto.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any Event of Default or any other event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Rate” shall mean 14.5% per annum, compounded monthly.

“DIP Expiration Date” shall mean the earliest of (i) the Effective Date, (ii) the date of termination of the Commitments of all Lenders pursuant to Section 8.1, and (iii) the Stated Maturity Date.

“DIP Facility Term Sheet” shall have the meaning assigned to such term in the recitals hereto.

“DIP Loan Facility” shall have the meaning assigned to such term in the recitals hereto.

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Stated Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the first anniversary of the latest Stated Maturity Date, or (c) contains any repurchase obligation other than repurchase obligations with respect to the Borrower’s common Equity Interests issued to employees and directors of the Borrower and its Subsidiaries upon death, disability, retirement, severance or termination of employment or service or if such repurchase of the Borrower’s Equity Interests would not otherwise be permitted by this Agreement or would result in an Event of Default under this Agreement and customary change of control or asset sale proceeds repurchase obligations and which may come into effect prior to payment in full of all Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable and for which no events or claims that could give rise thereto are then pending or outstanding).

“Dividend” with respect to any Person shall mean that such Person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such Person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such Person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such Person outstanding (or any options or warrants issued by such Person with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“dollars” or “$” shall mean lawful money of the United States.

“Effective Date” shall mean the date on which the Reorganization Plan becomes effective in accordance with its terms.

“Embargoed Person” shall have the meaning assigned to such term in Section 6.19.

“Environment” shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” shall mean any claim, notice, demand, order, action, suit, proceeding or other communication alleging liability for investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation of Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.

“Environmental Law” shall mean any and all applicable present and future treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees or other binding requirements, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health.

“Environmental Permit” shall mean any permit, license, approval, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equity Interest” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on, or issued after, the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30- day notice period is waived by regulation); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(d) of the Code or Section 3 03(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Debtor or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Debtor or any of its ERISA Affiliates from the PBGC or a plan administrator of any written notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) the incurrence by any Debtor or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (g) the receipt by any Debtor or its ERISA Affiliates of any written notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security; and (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to any Debtor.

“Event of Default” shall have the meaning assigned to such term in Article VIII.

"Evergreen Documents" means (i) that certain Letter Agreement, dated October 27, 2010, by and among Evergreen Clean Energy, LLC, Raser Technologies, Inc. and Raser Power Systems, LLC, (ii) that certain Secured Promissory Note, dated October 28, 2010, by Raser Technologies, Inc. to Evergreen Clean Energy, LLC, (iii) that certain Security Agreement, dated as of October 28, 2010, by and between Raser Power Systems, LLC and Evergreen Clean Energy, LLC, (iv) that certain Deed of Trust and Security Agreement, dated October 28, 2010, from Raser Power Systems, LLC to _________, for the benefit of Evergreen Clean Energy, LLC and (v) that certain Amendment and Release, dated as of December 6, 2010, between Raser Power Systems, LLC and Evergreen Clean Energy, LLC..

“Excluded Taxes” shall mean, with respect to any Administrative Agent or Sponsor Lender, as the case may be, (a) income or franchise taxes imposed on (or measured by) the Administrative Agent’s or applicable Sponsor Lender’s overall net income by the United States of America or the jurisdiction under the laws of which the Administrative Agent or such Sponsor Lender is organized or in which its principal place of business (other than a place of business deemed to arise solely as a result of the transactions contemplated by this Agreement) or applicable lending office is located, or (b) branch profits tax imposed on the Administrative Agent or the applicable Sponsor Lender by the United States (other than in connection with a branch deemed to arise solely as a result of the transactions contemplated by this Agreement).  It is understood and agreed, for the avoidance of doubt, that any U.S. Federal withholding tax that is not otherwise an Excluded Tax and is imposed on a Sponsor Lender as a result of a Change in Law or regulation or interpretation thereof occurring after the time such Sponsor Lender became a party to this Agreement shall not be an Excluded Tax.

“Executive Orders” shall have the meaning assigned to such term in Section 6.19.

“Expense Advances” shall have the meaning assigned to such term in Section 2.1(b).

“Expense Payments” shall mean the amounts payable under Section 11.3(a).

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fees” shall mean the Commitment Fees and the Agent Fee.

“Final Order” shall mean, collectively, the order of the Bankruptcy Court entered in the Chapter 11 Cases after a final hearing under Bankruptcy Rule 4001(c)(2) or such other procedures as approved by the Bankruptcy Court which order shall be satisfactory in form and substance to the Lenders in their sole discretion, and from which no appeal or motion to reconsider has been timely filed (or any such appeal or motion has been conclusively resolved in favor of the Debtors) and such order in any respect is not subject of a stay pending appeal (unless the Lenders waive such requirement), together with all extensions, modifications, amendments or supplements thereto, in form and substance satisfactory to the Lenders in their sole discretion, which, among other matters but not by way of limitation, authorizes the Borrower to obtain credit, incur (or guaranty) Indebtedness, and grant Liens under this Agreement and the other Loan Documents, as the case may be, and provides for the superpriority of the Administrative Agent’s and the Lenders’ claims under this Agreement and the other Loan Documents.

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Financing Orders” shall mean the Interim Order, the Final Order and any amendment, modification or supplement thereto in form and substance acceptable to the Lenders in their sole discretion.

“Foreign Lender” shall mean the Administrative Agent or any Lender that is not a “United States person” within the meaning of Section 7701(a) (30) of the Code.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” shall mean any federal, state, local or foreign court, central bank or governmental agency, authority, instrumentality or regulatory body or any subdivision thereof.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 12.1.

“Guarantees” shall mean the guarantees issued pursuant to Article XII by the Guarantors.

“Guarantors” shall have the meaning assigned to such term in the preamble hereto.

“Hazardous Materials” shall mean the following: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person upon which interest charges are customarily paid or accrued; (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person; (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business); (f) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property; (g) all Capital Lease Obligations, Purchase Money Obligations and synthetic lease obligations of such Person; (h) all obligations of such Person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (i) all Contingent Obligations of such Person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above.  The Indebtedness of any Person shall not include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, unless (other than in the case of general partner liability) the terms of such Indebtedness expressly provide that such Person is liable therefor.  In no event will obligations or liabilities in respect of any Qualified Capital Stock constitute Indebtedness hereunder.

“Indemnified Taxes” shall mean Taxes (including, without limitation, United States withholding tax on interest) other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 11.3(b).

“Initial DIP Loan” shall have the meaning assigned to such term in the recitals hereto.

“Insurance Requirements” shall mean, collectively, all provisions of the insurance policies required to be maintained pursuant to Section 5.5, all requirements of the issuer of any such insurance policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) applicable to the Collateral or any use or condition thereof.

“Interest Rate” shall mean 12.5% per annum, compounded monthly.

“Interim Order” shall have the meaning assigned to such term in the recitals hereto.

“Investments” shall have the meaning assigned to such term in Section 6.3.

“Lenders” shall have the meaning assigned to such term in the preamble hereto.

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment, hypothecation, security interest, attachment, right of set-off or encumbrance of any kind or any filing of any financing statement under the UCC or any other similar notice of Lien under any similar notice or recording statute of any Governmental Authority, including any easement, right-of-way or other encumbrance on title to real property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; and (c) in the case of securities (other than securities representing an interest in a joint venture), any purchase option, call or similar right of a third party with respect to such securities.

“Lightning Dock” shall mean Lightning Dock Geothermal HI-01, LLC.

“Lightning Dock Loan” shall mean one or more Loans in the original aggregate principal amount of up to $2,000,000 that is available for borrowing only after the Lightning Dock Certificate has been executed and delivered by the Borrower and Lightning Dock to the Administrative Agent.

“Lightning Dock Debt Documents” shall mean (i) that certain Letter Agreement, dated October 1, 2010, among Evergreen-FE Lightning Dock, LLC, Raser Technologies, Inc., Los Lobos Renewable Power, LLC, Raser Power Systems LLC and Lightning Dock Geothermal HI-01, LLC, as amended by that certain letter dated December 1, 2010; (ii) that certain Secured Promissory Note, dated October 1, 2010, by Lightning Dock Geothermal HI-01, LLC, to Evergreen-FE Lightning Dock, LLC, as amended by Amendment No. 1 to Secured Promissory Note, dated as of November 30, 2010 and (iii) that certain Security Agreement, dated as of October 1, 2010, between Lightning Dock Geothermal HI-01, LLC and Evergreen FE-Lightning Dock, LLC.

“Lightning Dock Certificate” shall mean an officer’s certificate of the Borrower and Lightning Dock, signed by Nicholas Goodman in his capacity as Chief Executive Officer of the Borrower and Lightning Dock, certifying that (i) surface access to Lightning Dock’s geothermal resources that is sufficient to effectuate Lightning Dock’s business plan is reasonably assured, and (ii) the granting of water diversion permits from the applicable regulatory authorities sufficient to effectuate Lightning Dock’s business plan is reasonably assured.

“Linden” shall mean Linden Capital L.P.

“Loan Documents” shall mean this Agreement and the Security Documents.

 “Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to this Agreement, including the Initial DIP Loan and the Lightning Dock Loan.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, operations, properties, assets, or condition (financial or otherwise) of the Debtors, taken as whole, or (b) the impairment of the ability of the Debtors to perform, or the Lenders or the Administrative Agent to enforce, the obligations under this Agreement or the other Loan Documents, excluding, in each case, any such effect or impairment resulting from or arising out of or in connection with (i) general economic events or industry events (including changes in the loan and securities markets), (ii) changes in accounting standards, principles or interpretations, (iii) acts of war, whether or not declared, armed hostilities and terrorism, (iv) actions taken or not taken at the request of the Lenders or the Administrative Agent and (v) the disclosure of the Plan Support Agreement or the commencement of the Chapter 11 Cases.  Any determination as to whether any circumstance, change or effect has a Material Adverse Effect shall be made only after taking into account all effective insurance coverage and third-party indemnifications with respect to such circumstance, change or effect.

“Maximum Rate” shall have the meaning assigned to such term in Section 11.13.

“Merrill Debt Documents” shall mean (i) that certain Membership Interest Redemption Agreement, dated as of December 4, 2009, among Thermo No. 1 BE-01, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Raser Technologies, Inc. and Intermountain Renewable Power, LLC; (ii) that certain Membership Interest Redemption Subordinated Promissory Note, dated December 4, 2009, by Thermo No. 1 BE-01, LLC to Merrill Lynch, Pierce, Fenner & Smith Incorporated in the original principal amount of up to $24,500,000; (iii) that certain Guaranty, dated December 4, 2009, made by Raser Technologies, Inc., Intermountain Renewable Power, LLC, Raser Power Systems, LLC, Western Renewable Power, LLC, RT Patent Company, Inc. and Columbia Renewable Power, LLC in favor of Merrill Lynch, Pierce, Fenner & Smith Incorporated; and (iv) that certain Amended and Restated Promissory Note, dated June 30, 2010, by Raser Technologies, Inc., Intermountain Renewable Power, LLC, Raser Power Systems, LLC, Western Renewable Power, LLC, RT Patent Company, Inc. and Columbia Renewable Power, LLC to Merrill Lynch, Pierce, Fenner & Smith Incorporated in the original principal amount of up to $24,500,000, in each case as amended, restated, supplemented or otherwise modified and in effect from time to time.

“Moody’s” shall mean Moody’s Investors Service Inc. or any successor by merger or consolidation to its business.

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 400 1(a)(3) or Section 3(37) of ERISA (a) to which any Debtor or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Debtor or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which any Debtor could incur liability.

“Obligations” shall mean (a) obligations of the Borrower and the other Debtors from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether present or future, primary, secondary, direct, contingent, unliquidated, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower and the other Debtors under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower and the other Debtors under or pursuant to this Agreement and the other Loan Documents.

“OFAC” shall mean the U.S. Treasury Department Office of Foreign Assets Control.

“Officer’s Certificate” shall mean, as to any Person, a certificate executed by the chairman of the Board of Directors (if an officer), the chief executive officer, the president, or any one of the Financial Officers of such Person, each in his or her official (and not individual) capacity.

“Operating Lease” means, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.

“Organizational Documents” shall mean, with respect to any Person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such Person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (v) in any other case, the functional equivalent of the foregoing.

“Other List” shall have the meaning assigned to such term in Section 6.19.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including related interest, fines, penalties and additions to tax) arising from any payment made or required to be made under any Loan Document or from the execution, delivery or enforcement of, or otherwise similarly imposed with respect to, any Loan Document.

“Patriot Act” shall have the meaning assigned to such term in Section 11.15.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.2.

“Permitted Variance” shall have the meaning assigned to such term in Section 5.1(b).

“Permitted Variance Exception” shall have the meaning assigned to such term in Section 5.1(b).

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership or government, or any agency or political subdivision thereof, in any case, whether acting in a personal, fiduciary or other capacity.

“Petition Date” shall have the meaning assigned to such term in the recitals hereto.

“Plan Support Agreement” shall have the meaning assigned to such term in the recitals hereof.

“Plan Term Sheet” shall have the meaning assigned to such term in the Plan Support Agreement.

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred within ninety (90) days after such acquisition of such property by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.

“Qualified Capital Stock” of any Person shall mean any Equity Interests of such Person that are not Disqualified Capital Stock.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Register” shall have the meaning assigned to such term in Section 10.9.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Removal Effective Date” shall have the meaning assigned to such term in Section 10.6(b).

“Reorganization Plan” shall mean a Chapter 11 plan of reorganization of the Debtors that complies with the requirements of the Plan Support Agreement and that provides for the Reorganized Raser Equity to be issued to the Sponsors, provided that there shall be no requirement that the Reorganized Raser Equity be the subject of any auction or competitive bidding process.

“Reorganized Raser Equity” shall have the meaning assigned to such term in the Plan Term Sheet.

“Replacement Liens” shall have the meaning assigned to such term in the Final Order.

“Required Lenders” shall mean, at any time, Lenders having Loans and unused Commitments representing more than 50% of the sum of all Loans outstanding and unused Commitments at such time.

“Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority including any and all laws, ordinances, rules, regulations or similar statutes or case law.

“Resignation Effective Date” shall have the meaning assigned to such term in Section 10.6(a).

“Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, clause (i) or (ii) above.

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person or any other officer or similar official thereof with responsibility for the administration of the obligations of such Person in respect of this Agreement.

“Sale and Leaseback Transaction” means any arrangement pursuant to which any Debtor, directly or indirectly, becomes liable as lessee, guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (a) which such Debtor has sold or transferred (or is to sell or transfer) to a Person which is not a Loan Party or (b) which such Debtor intends to use for substantially the same purpose as any other property which has been sold or transferred (or is to be sold or transferred) by such Debtor to another Person which is not a Debtor in connection with such lease.

“S&P” shall mean Standard & Poor’s Rating Services, Inc., a division of the McGraw-Hill Companies, Inc.

“SDN List” shall have the meaning assigned to such term in Section 6.19.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders and any other holder of any of the Obligations.

“Security Documents” shall mean, collectively, this Agreement, and each other security document or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for the Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement, any mortgage or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to this Agreement or any mortgage and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest in or Lien on any property as collateral for the Obligations.

“Sponsors” shall have the meaning ascribed to that term in the Plan Support Agreement.

“Sponsor Lender” shall mean Aria, Linden or Tenor or any assignee of the same that is an Affiliate thereof.

“Stated Maturity Date” shall mean September 30, 2011.

“Subordinated Indebtedness” shall mean Indebtedness of the Borrower or any Guarantor that is or shall be by its terms subordinated in right of payment to the Obligations of the Borrower and such Guarantor as evidenced by documentation on terms and conditions in form and substance satisfactory to the Required Lenders.

“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, (i) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (ii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iii) any other Person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of the Borrower.

“Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges, whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including related interest, fines, penalties or additions to tax) with respect to the foregoing.

“Tenor” shall mean Tenor Opportunity Master Fund, Ltd.

“Thermo 1 Financing Documents” shall have the meaning assigned to such term in the Plan Support Agreement.

“Thermo 1 Project Entity” shall mean Thermo No. 1 BE-01, LLC.

“Thermo Lenders Payment” has the meaning set forth in the Plan Support Agreement.

“Transactions” shall mean, collectively, the transactions to occur on or prior to the Closing Date pursuant to the Loan Documents and the Chapter 11 Cases, including the execution, delivery and performance of the Loan Documents.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in any applicable state or jurisdiction.

“United States” shall mean the United States of America.

“Wholly Owned Subsidiary” shall mean, as to any Person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person have a 100% equity interest at such time.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.2    Collateral Definitions.  The terms “Accounts”, “Chattel Paper”, “Commercial Tort Claims”, “Contracts”, “Deposit Accounts”, “Documents”, “Equipment”, “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Letter-of-Credit Rights”, “Proceeds”, “Securities Accounts” and “Supporting Obligations” shall have the meanings assigned to those terms in the UCC.  In addition:

“Copyright Licenses” shall mean written agreements, now or hereafter in effect, granting any right under a Copyright and all rights under any such agreement.

“Copyrights” shall mean (i) copyrights arising under the laws of the United States, any other country or political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, (ii) the right to obtain all renewals thereof and (iii) all goodwill associated therewith.

“Domain Names” shall mean Internet domain names and associated URL addresses.

“Intellectual Property” shall mean intellectual and similar property of every kind and nature, including, without limitation, inventions, designs, Patents, Copyrights, rights under any Licenses, Trademarks (including Domain Names), Trade Secrets, Trade Secret Rights, confidential or proprietary technical and business information, know-how, show-how and other confidential or proprietary data or information, Software and databases and all goodwill associated with any of the foregoing.

“License” shall mean any Patent License, Trademark License, Copyright License or other license or sublicense of Intellectual Property.

“Patent License” shall mean a written agreement, now or hereafter in effect, granting any right to make, use or sell any invention under a Patent and all rights under any such agreement.

“Patents” shall mean (a) letters of patent of the United States, any other country or political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, (b) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, (c) all rights to obtain any reissues or extensions of the foregoing, and (d) all goodwill associated with any of the foregoing.

“Permits” shall mean, to the extent permitted to be assigned by the terms thereof or by applicable law, all licenses, permits, rights, orders, variances, franchises or authorizations of or from any governmental authority or agency.

“Real Property” shall mean all now owned and hereafter acquired real property of any Debtor, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

“Software” shall mean “software” as such term is defined in Section 9-102(a)(75) of the UCC.

“Trademark License” shall mean a written agreement, now or hereafter in effect, granting to any third party any right to use any Trademark and all rights of that third party under any such agreement.

“Trademarks” shall mean: (a) trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, Domain Names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office, any State of the United States or any similar offices in any other country or any political subdivision thereof, and all extensions or renewals thereof, and (b) all goodwill associated therewith or symbolized thereby.

“Trade Secret Rights” shall mean the rights of any Debtor in a Trade Secret.

“Trade Secrets” shall mean secretly held existing engineering information or other data, information, production procedures and other know-how relating to the design, manufacture, assembly, installation, use, operation, marketing, sale and/or servicing of a product or business whether written or not.

SECTION 1.3     Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, unless otherwise indicated, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.4     Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the Closing Date, in each case unless otherwise agreed to by the Borrower and the Required Lenders.

SECTION 1.5     Resolution of Drafting Ambiguities.  Each Debtor acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

SECTION 1.6     Timing of Payment and Deliveries.   Solely in connection with the payment of any obligation or the performance of any covenant, duty or obligation, if stated to be due on a day that is not a Business Day or delivery of any notice, document, certificate or other writing is stated to be required on a day that is not a Business Day, the date of such payment, performance or delivery shall be extended to the immediately succeeding Business Day.

ARTICLE II
THE CREDITS

SECTION 2.1     Commitments.

(a)           Subject to the terms and conditions of this Agreement, including the Final Order, and relying upon the representations and warranties herein, each Lender severally, and not jointly, agrees on or after the Closing Date and during the Availability Period to make Loans to the Borrower in dollars in an aggregate principal amount not to exceed its Commitment; provided that in no event shall Loans be made hereunder on any date in excess of such Lender’s Commitment; provided further that the proceeds of all Loans made hereunder shall be used solely for the purposes set forth in Section 3.7.  The parties hereby acknowledge and agree that the Initial DIP Loan shall for all purposes be deemed a Loan made hereunder pursuant to the Commitments of the Lenders.

(b)           Subject to the terms and conditions of this Agreement, and relying upon the representations and warranties herein, each Lender severally, and not jointly, agrees on or after the Closing Date and during the Availability Period to make loans to the Borrower (the “Expense Advances”) in dollars in such amounts as are necessary to fund Expense Payments that become due and owing during the Availability Period (the “Availability Period Expense Payments”).  Anything to the contrary notwithstanding, (i) the Expense Advances shall be deemed Loans hereunder and shall bear interest, in each case commencing on the third Business Day following the Borrower's receipt of a reasonably detailed invoice from the Administrative Agent or a Lender even if the Lenders have not yet made the applicable Expense Advance hereunder; provided, however, the Expense Advances shall not be deemed to use any portion of the Commitments of the Lenders and (ii) the Borrower agrees to request a Borrowing to fund the Available Period Expense Payments promptly following its receipt of a reasonably detailed invoice in respect thereof; provided, however, that if the Borrower has failed to request any such Borrowing within five Business Days following the Borrower's receipt of the applicable invoice, the Lenders may make such Availability Period Expense Payments directly on behalf of the Borrower (rather than funding the proceeds of the applicable Expense Advance to the Borrower).

(c)           Principal of the Loans, when repaid, may not be reborrowed.

SECTION 2.2     Loans.  Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation, if any, to extend additional Loans hereunder (it being understood, however, that neither the Administrative Agent nor any Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).  Each Borrowing of Loans (other than in respect of Expense Advances) shall be in an aggregate principal amount of at least $200,000 or, if less, the remaining available balance of the Commitments.

(a)           Each Lender may at its option make any Loan by causing any Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Lender under Section 2.2(b) or of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(b)           Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account as the Administrative Agent may designate not later than 2:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to the account so designated by Borrower in the applicable Notice of Borrowing or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(c)           Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (b) above, and the Administrative Agent may, but shall have no obligation to, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower, severally, agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  Regardless of whether the Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and the Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.2(c) shall cease.

SECTION 2.3    Borrowing Procedure.  To request a Borrowing, the Borrower shall deliver, by hand delivery, telecopier or electronic “pdf”, a duly completed and executed Borrowing Request to the Administrative Agent not later than 1:00 p.m., New York City time, three (3) Business Day before the date of the proposed Borrowing (one (1) Business Day (1) in the case of a proposed Borrowing to make the Thermo Lenders Payment).  Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.2:

(a)           the aggregate amount of such Borrowing (which shall not be less than $200,000 or, if less, the remaining available balance of the Commitments);

(b)           the date of such Borrowing, which shall be a Business Day;

(c)           the location and number of Borrower’s account to which funds are to be disbursed; and

(d)           that the conditions set forth in Section 4.1 (with respect to the initial Borrowing hereunder) and Section 4.2 have been satisfied as of the date of the notice.

Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.4     Evidence of Debt; Repayment of Loans.

(a)           Subject to the provisions of Section 2.8, the Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender, the unpaid principal amount of each Loan of such Lender in cash on the DIP Expiration Date.  Subject to the provisions of Section 2.8, all payments or repayments of Loans made pursuant to this Section 2.4(a) shall be made in dollars.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)           The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder; (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)           The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.  In the event of a conflict between records maintained by any Lender and the records of the Administrative Agent in respect of such matters, the records of the Administrative Agent shall control in the absence of manifest error.

SECTION 2.5     Fees

(a)           Commitment Fee.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (the “Commitment Fee”) equal to 7% of the Commitment of such Lender.  The Commitment Fee in respect of the Initial DIP Loan was fully earned by each Lender upon entry of the Interim Order.  The Commitment Fee in respect of the remaining balance of the aggregate Commitments up to an aggregate of $10,500,000 of Commitments shall be fully earned by each Lender upon entry of the Final Order.  Notwithstanding anything in the foregoing to the contrary, the Commitment Fee payable with respect to the $2,000,000 portion of the Commitments of all Lenders in excess of $10,500,000 shall be fully earned only upon Borrower’s delivery of the Lightning Dock Certificate to the Administrative Agent.  Subject to the provisions of Section 2.8, the Commitment Fees shall be payable in full, in cash on the DIP Expiration Date.

(b)           Administrative Agent Fees.  The Borrower agrees to pay to the Administrative Agent, for its own account, the fees set forth in the Agent Fee Letter (the “Agent Fee”).  All Agent Fees shall be payable to the Administrative Agent in full, in cash in accordance with the terms of the Agent Fee Letter.

(c)           Due Dates.  All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent.  Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.6     Interest on Loans and Commitment Fees.

(a)           Subject to the provisions of Section 2.6(b), the Loans and the Commitment Fees shall bear interest at the Interest Rate.

(b)           Notwithstanding the foregoing, if an Event of Default shall have occurred and be continuing, all Obligations shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at the Default Rate.

(c)           Subject to the provisions of Section 2.8, accrued interest on the Loans and the Commitment Fees shall be due and payable in arrears in full, in cash on the DIP Expiration Date; provided that after the DIP Expiration Date, interest accrued pursuant to Section 2.6(b) shall be due and payable from time to time in cash on demand.

(d)           All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be calculated for the actual number of days elapsed (including the first day but excluding the last day).  Interest on the Loans and Commitment Fees shall compound monthly on each monthly anniversary of the date of such Loan or the date that such Commitment Fee was fully earned hereunder, as applicable.

SECTION 2.7     Termination and Reduction of Commitments

(a)           The Commitments shall automatically terminate on the DIP Expiration Date.

(b)           The Borrower may not terminate, or reduce, the Commitments.

SECTION 2.8    Plan Completion.  If (a) the Obligations are satisfied in accordance with the terms of the Plan Support Agreement or otherwise to the satisfaction of the Lenders and (b) the Reorganization Plan becomes effective (the occurrence of all events described in clauses (a) and (b) being referred to herein as “Plan Completion”), then (i) all unpaid principal of the Loans; (ii) all accrued interest on the Loans and the Commitment Fees, (iii) all Commitment Fees and (iv) all amounts otherwise payable under Section 2.11, shall be deemed contributed to the capital of the Reorganized Raser.

SECTION 2.9     No Optional Prepayments.  The Borrower shall not have the right to make any repayment or prepayment of any principal, interest, fees or other amount thereunder.

SECTION 2.10   [Intentionally Omitted].

SECTION 2.11   Increased Costs.

(a)           If any Change in Law shall:

(i)	impose, modify or deem applicable any reserve, special deposit or similar requirement against property of, deposits with or for the account of, or credit extended by, any Lender; or

(ii)	impose on any Lender, or any other condition affecting this Agreement or Loans made by such Lender or any participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)           If any Lender determines (in good faith, but in its sole absolute discretion) that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           Provided that such demand is made prior to the Stated Maturity Date, failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s right to demand such compensation.

A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender, as the case may be, as specified in paragraph (a) or (b) of this Section 2.11 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error.  Subject to the provisions of Section  2.8, the Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof (or, if later, on the DIP Expiration Date); provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(d)           This Section 2.11 shall not require the Borrower to pay to a Lender additional amounts for costs incurred or reductions suffered in the form of:

(i)           Excluded Taxes;

(ii)          Indemnified Taxes to the extent that, pursuant to Section 2.14, either increased amounts are paid on account of such Taxes or such Taxes are indemnified for;

 (iii)        U.S. federal withholding tax imposed on a payment (i) to the Administrative Agent on behalf of a Lender that is not a Sponsor Lender, or (ii) to a Lender that is not a Sponsor Lender; or

(iv)         Taxes imposed by Sections 1471 through 1474 of the Code (“FATCA”) on a Lender, or on a payment to or on behalf of a Lender, that is not a Sponsor Lender.  For the avoidance of doubt, Section 2.11(d) will not relieve the Borrower of its obligation to pay additional amounts for Taxes, if any, imposed by FATCA on a Sponsor Lender, or Taxes, if any, imposed by FATCA on a payment made to or on behalf of a Sponsor Lender in a case where a direct or indirect investor in such Sponsor Lender is the beneficial owner of such payment.

SECTION 2.12     [Intentionally Omitted].

SECTION 2.13     Payments Generally; Pro Rata Treatment; Sharing of Set Off.

(a)           The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or of amounts payable under Section 2.11 or 2.14, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 Noon, New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments to be made hereunder shall be made to the Administrative Agent at such address as the Administrative Agent may instruct the Borrower from time to time, except that payments pursuant to Sections 2.11, 2.14 and 11.3 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars and in immediately available funds.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (subject to the priorities set forth in Section 9.1 in the case of proceeds received by the Administrative Agent in respect of any sale of, collection from or realization upon all or any part of the Collateral pursuant to the exercise by the Administrative Agent of its remedies) (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)           If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee, other than to the Borrower or any of its Subsidiaries or Affiliates (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.  If under applicable bankruptcy, insolvency or any similar law any Lender receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.13(c) applies, such Lender shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Lender is entitled under this Section 2.13(c) to share in the benefits of the recovery of such secured claim.

(d)           If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.14     Taxes.

(a)           Any and all payments by or on account of any obligation of the Borrower or the Guarantors hereunder or under any other Loan Document shall be made without setoff, counterclaim or other defense and free and clear of and without deduction or withholding for any and all Indemnified Taxes except as required by applicable law.  If the Borrower or the Guarantors shall be required by law to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all such required deductions on account of such Indemnified Taxes (including deductions or withholdings applicable to additional sums payable under this Section 2.14) the Administrative Agent or any Lender (or their respective assignees), as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower shall make such deductions or withholdings and (iii) the Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.  Notwithstanding anything to the contrary herein, this Section 2.14(a) shall not require the Borrower or a Guarantor to pay an increased amount with respect to Taxes imposed on a payment (i) to the Administrative Agent on behalf of a Lender that is not a Sponsor Lender, or (ii) to a Lender that is not a Sponsor Lender.

(b)           In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law and shall indemnify the Administrative Agent and each Lender  (and their respective assignees), within ten (10) Business Days after written demand therefor, for the full amount of Other Taxes paid by the Administrative Agent or such Lender  (or their respective assignees), as the case may be and reasonable expenses arising therefrom or with respect thereto, whether or not such Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate accompanied by reasonable detail as to the amount of such payment or liability delivered to the Borrower by any Lender, or by the Administrative Agent on its own behalf or on behalf of any Lender, shall be conclusive absent manifest error.

(c)           The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) Business Days after payment thereof, for the full amount of any Indemnified Taxes paid by the Administrative Agent or Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or Guarantor hereunder or under any other Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14 and reasonable expenses arising therefrom or with respect thereto), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate accompanied by reasonable detail as to the amount of such payment or liability delivered to the Borrower by any Lender, or by the Administrative Agent on its own behalf or on behalf of any Lender, shall be conclusive absent manifest error.  Notwithstanding anything to the contrary herein, this Section 2.14(c) shall not require the Borrower or a Guarantor to pay any indemnity with respect to Taxes imposed on  a payment (i) to the Administrative Agent on behalf of a Lender that is not a Sponsor Lender, or (ii) to a Lender that is not a Sponsor Lender.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes and in any event within thirty (30) days of any such payment being due, by the Borrower or Guarantor to a Governmental Authority, the Borrower or Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Each Foreign Lender, on or before the date it becomes a Foreign Lender, shall to the extent it is legally permitted to do so (i) furnish two completed and executed copies of either (a) U.S. Internal Revenue Service Form W-8BEN (or successor form), (b) U.S. Internal Revenue Service Form W-8ECI (or successor form), certifying, in the case of (a) or (b), to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. federal withholding tax with respect to payments of interest hereunder, or (c), to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Foreign Lender, U.S. Internal Revenue Service Form W-8IMY (or any successor forms), together with information, if any, such party chooses to transmit with such form, and any other certificate or statement of exemption required under the Code or the regulations issued thereunder, to establish that such party is not acting for its own account with respect to a portion of any such sums payable to such party, and (ii) to the extent it is legally permitted do so at such times, upon reasonable request by the Borrower or the Administrative Agent, provide a new Form W8BEN (or successor form), Form W-8ECI (or successor form) or Form W-8IMY (or successor form) upon the expiration or obsolescence of any previously delivered form to confirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any payments of interest  hereunder, or to establish that such party is not acting for its own account with respect to a portion of any such sums payable to such party; provided that any Foreign Lender that is not a “bank” within the meaning of Section 88 1(c)(3)(A) of the Code that is relying on the “portfolio interest exception” under Section 881(c) of the Code shall also furnish a “Non-Bank Certificate” in customary form if it is furnishing a Form W-8BEN.

(f)           Any Administrative Agent or Lender that is not a Foreign Lender and is not an exempt recipient (as defined in Section 6049(b)(4) of the Code and the regulations issued thereunder) shall, to the extent legally permitted to do so, deliver to the Borrower (with a copy to the Administrative Agent), on or prior to the date it become a party hereto, and upon reasonable request by the Borrower, two U.S. Internal Revenue Service Form W-9 (or any successor forms) properly completed and duly executed by such party.

(g)           If the Administrative Agent or a Lender (or an assignee) determines in its reasonable discretion that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.14 with respect to the Indemnified Taxes or the Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (or assignee) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrower, upon the request of the Administrative Agent or such Lender (or assignee), agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender (or assignee) within a reasonable time (not to exceed twenty (20) days) after receipt of written notice that the Administrative Agent or such Lender (or assignee) is required to repay such refund to such Governmental Authority. Nothing contained in this Section 2.14(g) shall require the Administrative Agent or any Lender (or assignee) to make available its Tax Returns or any other information which it deems confidential to the Borrower or any other Person. Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to the Borrower the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the Indemnified Taxes or Other Taxes giving rise to such refund had never been paid in the first instance.  Additionally, this Section 2.14(g) shall not apply if the Administrative Agent or Lender has determined that its actual or probable administrative efforts or other resources or costs involved in making the necessary determinations are disproportionate to the amount otherwise payable by it under this Section 2.14(g).

(h)           If the Borrower or the Guarantors shall be required by law to deduct any Taxes from payments by or on account of any obligation of the Borrower or the Guarantors hereunder or under any other Loan Document, such deduction and any payment required in connection with that deduction shall be made within the time allowed and in the minimum amount required by law.

(i)           No Lender shall be obligated to disclose to any Borrower or Guarantor or any other person any information regarding its tax affairs or tax computations, nor shall anything in this Agreement interfere with the right of any Lender to arrange its tax affairs in whatsoever manner it thinks fit and, in particular, no Lender shall be under any obligation to claim relief from its corporate profits or similar tax liability by utilizing credits or deductions available to it (and, if it does so claim, the extent, order and manner in which it does so shall be in its absolute discretion).

SECTION 2.15    Payment of Obligations.  Subject to the provisions of Section 2.8, upon the DIP Expiration Date, the Lenders shall be entitled to immediate payment of all Obligations then due and owing without further application to or order of the Bankruptcy Court, subject to the terms of the Loan Documents and the Final Order.

SECTION 2.16    No Discharge; Survival of Claims.  Each Debtor agrees that (a) the Obligations hereunder shall not be discharged by the entry of an order confirming a Reorganization Plan in the Chapter 11 Cases (and each Debtor pursuant to section 1141(d)(4) of the Bankruptcy Code hereby waives any such discharge) and (b) the superpriority administrative expense claim granted to the Administrative Agent and the Lenders pursuant to the Final Order and the Liens granted to the Administrative Agent pursuant to the Final Order shall not be affected in any manner by the entry of an order confirming a Reorganization Plan in the Chapter 11 Cases.

SECTION 2.17     Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 2.11, or the Borrower is required to pay any additional amount to any Lender, or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.11 or 2.14, as the case may be, in the future, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  Subject to the last sentence of this Section 2.17(b), if any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse, all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)
such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, Commitment Fees, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(ii)
in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter; and

(iii)	such assignment does not conflict with applicable laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.  Anything to the contrary notwithstanding, this Section 2.17(b) shall not apply to any Sponsor Lender (i.e., the Borrower shall not have the right to replace any Sponsor Lender under this Section 2.17(b)).

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Each Debtor represents and warrants to the Administrative Agent and each of the Lenders that:

SECTION 3.1       Organization; Powers.  Each Debtor (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and, upon the entry of the Final Order by the Bankruptcy Court, has all requisite power and authority to consummate the transactions contemplated hereby and to perform its obligations under or with respect to this Agreement or any other Loan Document and (c) is qualified and in good standing to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.2       Authorization; Enforceability.  Upon entry of the Final Order, the Transactions to be entered into by each Debtor, including the borrowing of any Loans hereunder, are within such Debtor’s powers and have been duly authorized by all necessary action on the part of such Debtor.  This Agreement has been duly executed and delivered by each Debtor and constitutes, and each other Loan Document to which any Debtor is to be a party, when executed and delivered by such Debtor, will constitute, subject to the entry of the Final Order by the Bankruptcy Court, a legal, valid and binding obligation of such Debtor, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

SECTION 3.3       No Conflicts  Upon entry of the Final Order by the Bankruptcy Court, the Transactions, including the borrowing of any Loans hereunder and the granting of security under the Security Documents, (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created by the Loan Documents and (iii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect or to the extent such noncompliance is permitted by the Bankruptcy Court, (b) will not violate the Organizational Documents of any Debtor or any judgment, decree or order of any Governmental Authority that is binding on any Debtor or its property, (c) will not violate or result in a default or require any consent or approval under any indenture, agreement, Organizational Document or other instrument binding upon any Debtor or its property, or give rise to a right thereunder to require any payment to be made by any Debtor, except for violations, defaults or the creation of such rights that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect or to impose any liability whatsoever on the Administrative Agent or any Lender, and (d) will not result in the creation or imposition of any Lien on any property of the Borrower, except Liens created by the Loan Documents and Permitted Liens (including pursuant to the Final Order).

SECTION 3.4       Financial Statements; Projections.

(a)           All financial statements of the Debtors that have been delivered by the Debtors to the Lenders after April 1, 2011 of the type described in Section 5.1(a) and the audited financial statements for the fiscal year ended December 31, 2010) have been prepared in accordance with GAAP (except as may be permitted by Section 5.1(a)) and present fairly in all material respects (on the basis disclosed in the footnotes to such financial statements, if any) the consolidated and consolidating financial condition, results of operations and cash flows of the Debtors as of such date and for such periods.

(b)           Since the Petition Date, no event or circumstance has occurred that, individually or in the aggregate, has or is reasonably expected to have a Material Adverse Effect.

SECTION 3.5       Properties.

(a)           Each Debtor has good title to, or valid leasehold interests in all its property material to its business, or licenses or other rights to use, free and clear of all Liens except for Permitted Liens (including pursuant to the Final Order) and minor irregularities or deficiencies in title that, individually or in the aggregate, do not in any material respect interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose. The property of the Debtors, taken as a whole, is in good operating order, condition and repair (ordinary wear and tear excepted), except to the extent that the failure to be in such condition could not reasonably be expected to result in a Material Adverse Effect.

(b)           Each Debtor owns or has rights to use all of the Collateral and all rights with respect to any of the foregoing used in, necessary for or material to each Debtor’s business as currently conducted.

SECTION 3.6       Litigation; Compliance with Laws.

(a)           Except for the Chapter 11 Cases and for litigation that is stayed by the commencement and continuation of the Chapter 11 Cases or as otherwise set forth in Schedule 3.6, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Debtor, threatened against or affecting any Debtor or any business, property or rights of any Debtor (i) that challenge the enforceability or validity of any Loan Document or any of the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)           No Debtor nor any of its property is in violation of, nor will the continued operation of its property as currently conducted violate, any Requirements of Law or any restrictions of record or agreements affecting any Debtor’s property or is in default with respect to any judgment, writ, injunction, decree, rule or order of any Governmental Authority, in each case where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(c)           No authorization, consent, approval, license or, or registration or filing with, any Governmental Authority is necessary or desirable for the execution, delivery and performance of this Agreement and the other Loan Documents or for the consummation of the transactions contemplated hereby, other than the Final Order.

SECTION 3.7       Use of Proceeds.  Each Debtor will use the proceeds of the Loans (other than the Expense Advances) solely for the limited purposes of (i) funding (x) the day-to-day working capital needs of the Debtors and (y) the costs, expenses and other payments associated with the Chapter 11 Cases, the Reorganization Plan and the other restructuring transactions contemplated by the Plan Support Agreement (other than Expense Payments), in each case in accordance with the 13-Week Budget (subject only to Permitted Variances and Permitted Variance Exceptions, if any) and (ii) making the Thermo Lenders Payment; provided that the proceeds of the Lightning Dock Loan shall be used solely by Lightning Dock to fund the drilling of new wells pursuant to Lightning Dock’s business plan and related costs and expenses.  Each Debtor will use the proceeds of the Expense Advances solely for the limited purposes of funding the Pre-Maturity Expense Payments.

SECTION 3.8       Taxes.  The Debtors have filed all federal income tax returns and all other material federal, state and other tax returns and reports required to be filed, and have paid all federal income taxes and all other material Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (i) when a non-payment is permitted by the Bankruptcy Code or (ii) with respect to those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. Each Debtor is unaware of any proposed or pending tax assessments, deficiencies or audits that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.9       No Material Misstatements.  No information, report, financial statement, certificate, Borrowing Request, exhibit or schedule furnished in writing by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading as of the date such information is dated or certified; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection or pro forma adjustment, each Debtor represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule (it being understood that forecasts are subject to uncertainties and contingencies and that no representation or warranty is given that any forecast will be realized).

SECTION 3.10     Intellectual Property.  Each Debtor owns, or has the legal right to use, all material Intellectual Property reasonably necessary for each of them to conduct its business as currently conducted. Set forth on Schedule 3.10 is a list of all Intellectual Property registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by each Debtor or that any Debtor has the exclusive right to use. Except as set forth on Schedule 3.10, no written claim has been received by any Debtor and currently is pending by any Person challenging the use of, or the validity or effectiveness of, the Intellectual Property owned by such Debtor under applicable Requirements of Law, nor does any Debtor know of any such claim, and, to the knowledge of any Debtor, the use of the Intellectual Property by any Debtor or the granting of a right or a license in respect of the Intellectual Property from any Debtor does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.11     Equity Interests; Subsidiaries.

(a)           Equity Interests. Schedule 3.11 sets forth a list of (i) all the Subsidiaries of the Borrower and their jurisdiction of organization as of the Closing Date and (ii) the number of each class of its Equity Interests authorized, and the number outstanding, on the Closing Date. All Equity Interests of each Debtor are duly and validly issued and are fully paid and non-assessable. Each Debtor is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it pursuant to the Financing Orders or this Agreement, free of any and all Liens, rights or claims of other persons, except the Carve-Out, the security interest created pursuant to the Final Order and by this Agreement and Permitted Liens (including pursuant to the Final Order), and except as set forth on Schedule 3.11, on the Closing Date there are no outstanding warrants, options or other rights to purchase with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests.

(b)           No Consent of Third Parties Required. Upon the entry of the Final Order by the Bankruptcy Court, no consent of any person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or reasonably desirable (from the perspective of a secured party) in connection with the creation, perfection or first priority status of the security interest of the Administrative Agent in any Equity Interests pledged to the Administrative Agent for the benefit of the Secured Parties pursuant to the Final Order or under this  Agreement or the exercise by the Administrative Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect thereof.

SECTION 3.12     Investment Company Act.  No Debtor is an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to registration under, the Investment Company Act of 1940, as amended.

SECTION 3.13     Validity, Enforceability and Priority of Liens.  Upon entry of the Final Order, the Secured Parties will have legal, valid, perfected and enforceable Liens having the priority specified in the Final Order on, and security interests in, all of the Debtor’s right, title and interest in and to the Collateral and all proceeds thereof, as security for the Obligations.

SECTION 3.14     Foreign Assets Control Regulations.  No Debtor is, and after the consummation of the Transactions and the application of the proceeds of the Loans will not be, by reason of being a “national” of a “designated foreign country” or a “specially designated national” within the meaning of the Regulations of the Office of Foreign Assets Control, United States Treasury Department (31 C.F.R., Subtitle B, Chapter V), or for any other reason, in violation in any material respect of, any United States Federal statute or Executive Order concerning trade or other relations with any foreign country or any citizen or national thereof or the ownership or operation of any property.

SECTION 3.15     Anti-Terrorism Law.

(a)           No Debtor and, to the knowledge of the Debtors, any of its Affiliates is in violation of any Anti-Terrorism Laws.

(b)           No Debtor and, to the knowledge of the Debtors, any of its Affiliates, nor any broker or other agent of the Borrower acting or benefiting in any capacity in connection with the Loans, is any of the following:

(i)	a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Orders;

(ii)	a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Orders;

(iii)	a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)	a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Orders; or

(v)
a Person that is named as a “specially designated national and blocked Person” on the most current list published by OFAC at its official website or any replacement web site or other replacement official publication of such list.

(c)           No Debtor nor, to the knowledge of any Debtors, any broker or other agent of any Debtor acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Orders, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 3.16     No Default.  No Default has occurred and is continuing.

SECTION 3.17     Superpriority of Claims.  Pursuant to section 364(c)(1) of the Bankruptcy Code and subject to the Carve-Out, upon the entry of, and pursuant to the terms of, the Final Order, all of the Obligations from time to time owing to the Administrative Agent and Lenders shall enjoy superpriority administrative expense claim status, and accordingly, shall rank and will rank senior in priority to all other administrative expenses of the Debtors in the Chapter 11 Cases of any nature whatsoever.

SECTION 3.18     Labor Matters.  As of the Closing Date, there are no strikes, lockouts or slowdowns against any Debtor pending or, to the knowledge of any Debtor, threatened. The hours worked by and payments made to employees of any Debtor have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Effect. All payments due from any Debtor, or for which any claim may be made against any Debtor, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Debtor except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Debtor is bound where such termination or right of renegotiation could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.19     Employee Benefit Plans.  Each Debtor and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. Except as disclosed on Schedule 3.19, no ERISA Event (other than the commencement of the Chapter 11 Cases) has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of any Debtor or any of its ERISA Affiliates or the imposition of a Lien on any of the property of any Debtor. Except as disclosed on Schedule 3.19, the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Borrower’s annual audited financial statements) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that could reasonably be expected to have a Material Adverse Effect if any of the Plans were to be  terminated. The aggregate liabilities of each Debtor or its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.20     Environmental Matters.  The Debtors and their businesses, operations and Real Property are and have been in compliance with, and the Debtors have no liability under, Environmental Law, except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  There is no Environmental Claim pending or, to the knowledge of the Debtors, threatened against the Debtors, or relating to the Real Property currently or formerly owned, leased or operated by the Debtors or relating to the operations of the Debtors, and there are no actions, activities, circumstances, conditions, events or incidents that could form the basis of such an Environmental Claim, except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.21     Insurance.  All insurance maintained by the Debtors is in full force and effect, all premiums have been duly paid and no Debtor has received notice of violation or cancellation thereof except, in such case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect. The Collateral, and the use, occupancy and/or operation thereof, as applicable comply in all respects with all Insurance Requirements, and there exists no default under any material Insurance Requirement, in each case to the extent the same could not reasonably be expected to have a Material Adverse Effect. Each Debtor has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

ARTICLE IV
CONDITIONS TO BORROWINGS

SECTION 4.1       Conditions to Initial Borrowing.  The obligation of each Lender to fund the initial Borrowing requested to be made by it hereunder shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.1.

(a)           Loan Documents.  There shall have been delivered to the Administrative Agent an executed counterpart of this Agreement.

(b)           Final Order.  The Bankruptcy Court shall have entered the Final Order on or prior to 11:59 p.m. (Wilmington, Delaware time) on June 2, 2011.

(c)           Officer’s Certificate.  The Administrative Agent shall have received a certificate, dated as of the Closing Date and signed by the chief executive officer of Borrower, confirming compliance with the conditions precedent set forth in this Section 4.1 and applicable sections of Section 4.2.

(d)           Insurance. The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.05, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Administrative Agent, on behalf of the Secured Parties, as additional insured, in form and substance satisfactory to the Required Lenders.

(e)           Intentionally Omitted.

(f)           No litigation.  There shall exist no claim, action, suit, investigation, litigation or other proceeding, pending or threatened, in any court or before any arbitrator or Governmental Authority which relates to the DIP Loan Facility, the Loans or the Loan Documents or which, individually or in the aggregate, in the sole opinion of the Required Lenders, could, if adversely determined, have any reasonable likelihood of having a Material Adverse Effect.

(g)           Effectiveness of Plan Support Agreement.  The Plan Support Agreement shall not have been terminated and no party thereto shall have issued a notice of termination that will, by the terms of the Plan Support Agreement, become effective upon the passage of time without any further action by, or notice to or from, any other party.

(h)           Other Matters.  The Administrative Agent and the Lenders shall have received and shall be satisfied with all such other agreements, instruments, documents, certificates and other matters as any of them may reasonably request.

All obligations of the Administrative Agent and Lenders under this Agreement shall automatically terminate without any further action if the conditions required under this Section 4.1 (including, without limitation, Sections 4.1(c)) have not been satisfied on or before August 1, 2011.  Each Lender shall deliver email or written notice to the Administrative Agent and the Borrower acknowledging receipt of, and consent to and approval of, each Loan Document and each other document required to be approved by the Administrative Agent, Required Lenders or Lenders, as applicable, on the Closing Date.

SECTION 4.2       Conditions to All Loans.  The obligation of each Lender to make any Loan (including the initial Loan hereunder) shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth below.

(a)           Notice.  The Administrative Agent shall have received a Borrowing Request as required by Section 2.3.

(b)           No Default.  At the time of and immediately after giving effect to such Loans the application of the proceeds thereof, no Default shall have occurred and be continuing on such date.

(c)           Representations and Warranties.  Each of the representations and warranties made by the Borrower set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Loan the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(d)           No Legal Bar.  No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any Loans to be made by it or otherwise to consummate the Transactions.

(e)           Bankruptcy Matters.  The Final Order shall be effective, and shall not have been terminated or expired, (i) the Final Order shall remain in full force and effect, and none of them shall have been vacated, reversed, stayed, amended, supplemented or otherwise modified (without the consent of the Lenders), (ii) no motion for reconsideration of the Final Order shall be pending,  (iii) no appeal of the Final Order shall be pending and (iv) the Final Order shall not be the subject of a stay pending appeal or a motion for a stay pending appeal.

(f)           Commitments.  After giving effect to such Loan, the aggregate principal amount of the Loans (other than the Expense Advances) then outstanding shall not exceed the aggregate amount of the Commitments.

(g)           Bankruptcy Court Orders.  All orders entered by the Bankruptcy Court related to or in connection with this Agreement, including, but not limited to, the Final Order, shall be in form and substance satisfactory to the Lenders in their sole discretion.

Each of the delivery of a Borrowing Request and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower and each other Debtor that on the date of such Borrowing (both immediately before and after giving effect to such Borrowing and the application of the proceeds thereof) the conditions contained in this Section 4.2 have been satisfied.  The Borrower shall provide such information as the Administrative Agent may reasonably request to confirm that the conditions in this Section 4.2 have been satisfied.  Each Lender, by making any Loan hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each document required to be approved by the Administrative Agent, Required Lenders or Lenders, as applicable, on the date of such Loan.

SECTION 4.3       Special Condition to Lightning Dock Loan.  In addition to the conditions precedent specified in Section 4.2 above, the obligation of each Lender to make the Lightning Dock Loan shall be subject to and contingent upon the Borrower’s delivery of the Lightning Dock Certificate to the Administrative Agent.

ARTICLE V
AFFIRMATIVE COVENANTS

Each Debtor agrees with the Administrative Agent and Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and subject to Section 2.8 the principal of and interest on each Loan, all Fees and all other expenses or amounts due and payable under any Loan Document shall have been paid in full, unless the Administrative Agent shall otherwise consent in writing, each Debtor will:

SECTION 5.1       Financial Statements, Reports, etc.

(a)           Financials.  Furnish, to the Administrative Agent or any Lender upon request, the following:

(i)
Within thirty (30) days after the end of each month, the consolidated balance sheet of the Borrower as of the end of such month and the related consolidated statements of operations and cash flows of the Borrower for such month and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of operations and cash flows for the comparable periods in the previous fiscal year, accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Borrower as of the date and for the periods specified in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; and

(ii)
Promptly upon receipt thereof, any additional reports or other detailed information concerning significant aspects of the operations and condition, financial or otherwise, of any Debtor, if any, given to any Debtor by their independent accountants.

(b)           13-Week Budget; Operating Forecasts.

(i)
For each two week period in the 13-Week Budget the aggregate disbursements shall not exceed 120% of the aggregate amount of projected disbursements for such two week period (“Permitted Variance”).  For the avoidance of doubt, for purposes of calculating the Permitted Variance, any unused amounts set forth in the 13-Week Budget for any period of determination may be carried forward and used during subsequent periods on a line-by-line basis, with no carry-over to any other line item  Upon the prior written request of the Debtors, or upon their own initiative, the Required Lenders may without further Bankruptcy Court approval authorize the Debtors to exceed the Permitted Variance (each a “Permitted Variance Exception”).

(ii)
No later than four (4) Business Days after the end of each two week period following the date hereof (with the first such date of delivery being no later than June 16, 2011 with respect to the two-week period ending June 10, 2011), the Borrower shall provide the Administrative Agent with an updated 13-Week Budget, including a report of variances on a line-item basis.

(c)           Organizational Documents.  As soon as reasonably practicable, provide copies of any Organizational Documents that have been amended or modified in accordance with the terms hereof and deliver a copy of any notice of default given or received by any Debtor under any Organizational Document within fifteen (15) days after such Debtor gives or receives such notice.

(d)           Documents filed with the Bankruptcy Court or Delivered to the U.S. Trustee or Committee.  Promptly, upon their being filed with the Bankruptcy Court, provide copies of all monthly reports as well as all pleadings, motions, applications, judicial information or other information with respect to each Debtor’s financial condition filed by or on behalf of each Debtor with the Bankruptcy Court or served by a Debtor to or upon the United States Trustee or any Committee, at the time such document is filed with the Bankruptcy Court or served by a Debtor to or upon the United States Trustee or any Committee, to the extent such document has not otherwise been served pursuant to an order of the Bankruptcy Court establishing notice procedures in the Chapter 11 Cases or otherwise.

(e)           Other Information. As soon as reasonably practicable, from time to time, such other information regarding the operations, business affairs and financial condition of any Debtor, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.2       Litigation and Other Notices.  Furnish to the Administrative Agent written notice of the following as soon as reasonably practicable (and, in any event, within five (5) Business Days of the occurrence thereof):

(a)           any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)           the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Debtor that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document; and

(c)           the incurrence of any material Lien (other than Permitted Liens) on, or material claim asserted against any of the Collateral (other than as a result of the filing of proofs of claims in the Chapter 11 Cases or the loss of or change to or destruction of, or any condemnation of or the taking of any material portion of the Collateral).

SECTION 5.3       Existence; Businesses and Properties.  Except as resulting from the Chapter 11 Cases, continue to:

(a)           do or cause to be done all things reasonably necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.4,  Section 6.5 or Section 6.6; and

(b)           do or cause to be done all things reasonably necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; comply with all applicable Requirements of Law (including any and all employee benefits law) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except in all cases where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; pay and perform its obligations under all Loan Documents; and at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business subject to condemnation and casualty events) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except in all cases where the failure to comply with any of the foregoing requirements, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that nothing in this Section 5.3(b) shall prevent (i) sales of property, consolidations or mergers by or involving any Debtor in accordance with Section 6.4 or Section 6.5; (ii) the withdrawal by any Debtor of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Debtor of any property, rights, franchises, licenses, trademarks, trade names, copyrights or patents that it reasonably determines, in consultation with the Required Lenders, are not useful to its business or no longer commercially desirable.

SECTION 5.4       Obligations and Taxes

(a)           Except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, subject to the approval of the Bankruptcy Court in the Chapter 11 Cases and to the restrictions set forth in this Agreement or by the 13-Week Budget, pay its post-Petition Date Indebtedness and other obligations in accordance with their terms and pay and discharge promptly when due and payable all post-Petition Date Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof.

(b)           Timely and correctly file all Tax Returns required to be filed by it, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(c)           The Borrower does not intend to treat the Loans as being a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.  In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.

SECTION 5.5       Insurance.

(a)           Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to properties material to the business of the Debtors against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations, including (i) physical hazard insurance on an “all risk” basis, (ii) commercial general liability against claims for bodily injury, death or property damage covering any and all insurable claims, (iii) explosion insurance in respect of any boilers, machinery or similar apparatus constituting Collateral, (iv) business interruption insurance, and (v) worker’s compensation insurance and such other insurance as may be required by any Requirement of Law (such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Required Lenders); provided that if and so long as an Event of Default has occurred and is continuing with respect to physical hazard insurance, neither the Required Lenders nor the applicable Debtor shall agree to the adjustment of any claim thereunder in excess of $250,000 without the consent of the other (such consent not to be unreasonably withheld or delayed).

(b)           All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof and if an endorsement providing such notice is commercially impracticable by the Borrower’s carrier, the Borrower will use its commercially reasonable efforts to provide thirty (30) days notice to the Administrative Agent prior to the cancellation, material reduction in amount or material change in coverage, (ii) name the Administrative Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable and (iii) be reasonably satisfactory in all other respects to the Required Lenders.

(c)           Notify the Administrative Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.5 is taken out by any Debtor; and as soon as practicable deliver to the Administrative Agent a duplicate original copy of such policy or policies.

SECTION 5.6       Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account (i) in which true and correct entries are made in conformity in all material respects with all Requirements of Law and (ii) in form permitting financial statements conforming with GAAP to be derived therefrom.  Each Debtor will permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and, subject to the rights of tenants, the property of any Debtor upon reasonable prior notice during regular business hours and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances, accounts and condition of any Debtor with and be advised as to the same by the officers thereof and (so long as an officer is given an opportunity to be present) the independent accountants therefor, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or any Lender may request.

SECTION 5.7        Use of Proceeds.  Use the proceeds of the Loans only for the purposes set forth in Section 3.7.

SECTION 5.8        Additional Collateral.

(a)           Subject to this Section 5.8, with respect to any property acquired after the Closing Date by any Debtor that is intended to be subject to the Lien created by any of the Security Documents or the Final Order but is not so subject (but in any event excluding any assets described in the last sentence of paragraph (b) of this Section 5.8), the Borrower shall promptly give written notice of the same to the Administrative Agent and, if requested by the Administrative Agent or the Required Lenders, the Debtors shall promptly (and in any event within ten (10) days following written the request by the Administrative Agent or the Required Lenders)  (i) execute and deliver to the Administrative Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Required Lenders shall reasonably deem necessary to grant to Administrative Agent, for the benefit of the Secured Parties, a Lien on such property having the priority specified in the Final Order, and (ii) to the extent not already created and/or perfected, take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document or the Final Order and not already perfected in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Required Lenders.  The Debtors shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent or the Required Lenders shall reasonably require to confirm the validity, perfection and priority of the Lien under the Final Order or the Security Documents against such after-acquired properties.

(b)           With respect to any Person that is or becomes a Subsidiary after the Closing Date, the Borrower shall promptly give written notice of the same to the Administrative Agent and, if requested by the Administrative Agent or the Required Lenders, the Debtors shall promptly (and in any event within ten (10) days following written the request by the Administrative Agent or the Required Lenders)  (A) deliver to Administrative Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary that are owned by any Debtor, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of such Debtor, and all intercompany notes owing from such Subsidiary to any Debtor together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Debtor, (B) cause such new Subsidiary to the extent not already created and/or perfected, to take all actions reasonably necessary or advisable in the opinion of the Administrative Agent or the Required Lenders to cause the Lien created by the applicable Security Document to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Required Lenders, and (c) cause such new Subsidiary to become a party to this Agreement as a “Debtor” and “Guarantor”.

SECTION 5.9      Security Interests; Further Assurances.  As soon as reasonably practicable, upon the reasonable request of the Administrative Agent, at the Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents, the Final Order or otherwise deemed by the Administrative Agent or the Required Lenders reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except Permitted Liens, or use commercially reasonable efforts to obtain any consents or waivers as may be necessary or appropriate in connection therewith.  Upon the exercise by the Administrative Agent or the Required Lenders of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent or the Required Lenders may reasonably require.  If the Administrative Agent or the Required Lenders determine that they are required by law or regulation to have appraisals prepared in respect of the Real Property of any Debtor constituting Collateral, the Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance reasonably satisfactory to the Administrative Agent or the Required Lenders.

SECTION 5.10    Information Regarding Collateral. Except as set forth on Schedule 5.10, not effect any change (i) in any Debtor’s legal name, (ii) in the location of any Debtor’s chief executive office, (iii) in any Debtor’s identity or organizational structure, (iv) in any Debtor’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Debtor’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Administrative Agent not less than thirty (30) days’ prior written notice (in the form of an Officers’ Certificate) of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Administrative Agent or the Required Lenders may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Required Lenders to maintain the perfection and priority of the security interest of the Administrative Agent for the benefit of the Administrative Agent and the other Secured Parties in the Collateral, if applicable.  Each Debtor agrees, as soon as practicable, to provide the Administrative Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence.  The Debtor also agrees to promptly notify the Administrative Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral is located (including the establishment of any such new office or facility)

SECTION 5.11    Subordination of Loans.  Each Debtor covenants and agrees that any existing and future loans or notes, to the extent permitted hereunder, owing by a Debtor to a Subsidiary shall be Subordinated Indebtedness.

ARTICLE VI
NEGATIVE COVENANTS

Each Debtor agrees with each Lender that, so long as this Agreement shall remain in effect, and until the DIP Expiration Date and, subject to Section 2.8, the principal of and interest on each Loan, all Fees and all other expenses or amounts due and payable under any Loan Document have been paid in full, unless the Required Lenders shall otherwise consent in writing, no Debtor will:

SECTION 6.1       Indebtedness.  Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:

(a)           Indebtedness incurred under (i) this Agreement and the other Loan Documents, (ii) the Bridge Loan Agreement and related loan documents, (iii) loan documents evidencing the Convertible Notes, (iv)  the Thermo 1 Financing Documents, (v) the Lightning Dock Debt Documents, (vi) the Merrill Debt Documents and (vii) the Evergreen Documents.

(b)           (i) Indebtedness, other than that set forth in Section 6.1(a), outstanding on the Petition Date and listed on Schedule 6.1(b) and (ii) refinancings or renewals thereof; provided that (A) any such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith, (B) such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being renewed or refinanced and (C) the covenants, events of default, subordination and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable to the Lenders than those contained in the Indebtedness being renewed or refinanced;

(c)           Contingent Obligations of any Debtor in respect of Indebtedness otherwise permitted under this Section 6.1;

(d)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five (5) Business Days of incurrence;

(e)           Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business; and

(f)           Indebtedness from one Debtor to another Debtor.

Notwithstanding the foregoing, any Indebtedness incurred in accordance with this Section 6.1 (other than Indebtedness referred to in Sections 6.1(a)(i)) shall be junior and subordinate to the Obligations and shall not have an administrative expense claim status under the Bankruptcy Code senior to or pari passu with the superpriority administrative expense claim of the Administrative Agent and Lenders except to the extent permitted by the Final Order.

SECTION 6.2       Liens.  Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a)           Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which (i) are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien or (ii) in the case of any such charge or claim which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(b)           Liens in respect of property of any Debtor imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, including, without limitation, carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of the business of such Debtor, and (i) which do not in the aggregate materially detract from the value of the property of such Debtor, and do not materially impair the use thereof in the operation of the business of such Debtor, (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (iii) in the case of any such Lien which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(c)           any Lien in existence on the Petition Date and set forth on Schedule 6.2(c) and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) except as permitted by Section 6.1(b)(ii)(A), does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the Closing Date and (ii) does not encumber any property other than the property subject thereto on the Closing Date (any such Lien, an “Existing Lien”);

(d)           Liens arising out of judgments, attachments or awards not resulting in an Event of Default;

(e)           Liens (other than any Lien imposed by ERISA) (x) arising by virtue of deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that such Liens shall in no event encumber any property other than cash and Cash Equivalents and the aggregate amount of deposits at any time pursuant to clause (y) and clause (z) of this paragraph (e) shall not exceed $100,000 in the aggregate;

(f)           bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Debtor, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and other account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(g)           licenses of Intellectual Property granted by any Debtor in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Debtors;

(h)           the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(i)           Liens securing other obligations that do not in the aggregate exceed $50,000 at any time outstanding, so long as such Liens, to the extent covering any Collateral are junior to the Liens granted to the Administrative Agent pursuant to the Final Order or the Security Documents; and

(j)           Liens granted pursuant to (i) the Final Order or the Security Documents to secure the Obligations, (ii) the Bridge Loan Facility Documents to secured the Indebtedness thereunder, (iii) the Thermo I Financing Documents to secured the Indebtedness thereunder, (iv) the Merrill Debt Documents to secure the Indebtedness thereunder, (v) the Lightning Dock Debt Documents to secure the Indebtedness thereunder, (vi) the Evergreen Documents to secure Indebtedness thereunder and (vii) the Replacement Liens.

Notwithstanding the foregoing, Liens permitted under Sections 6.2 shall at all times be junior and subordinate to the Liens under the Loan Documents and the Final Order to the extent provided for, and subject to the terms and limitations set forth, in the Final Order.  The prohibition provided for in this Section 6.2 specifically includes, without limitation, the Borrower, any Debtor, any Committee, or any other party-in-interest in the Chapter 11 Cases or any successor case to priming or creating pari passu to any claims, Liens or interests of the Administrative Agent and the Lenders (and the adequate protection claims and Liens provided by the Final Order irrespective of whether such claims, Liens or interests may be “adequately protected” (unless the Obligations and adequate protection claims will be paid in full in cash upon the granting of any such Lien and the Commitments terminated).

SECTION 6.3       Investments, Loans and Advances.  Directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any Person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a)           Investments outstanding on the Petition Date and identified on Schedule 6.3(a);

(b)           the Debtors may (i) acquire and hold accounts receivable owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms and historical practice, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;

(c)           Investments in any other Debtor existing on the Petition Date;

(d)           Investments in securities of trade creditors or customers in the ordinary course of business and consistent with such Debtor’s past practices that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(e)           intercompany loans by and among the Debtors;

(f)           investments in Thermo 1 Project Entity for the purpose of making the Thermo Lenders Payment, and in Lightening Dock with the proceeds of the Lightning Dock Loan for the purposes set forth in Section 3.7;

(g)           investments in an aggregate amount not to exceed the amounts set forth in, and for the purposes set forth in the 13-Week Budget; provided that it shall not be deemed a breach of this clause (e) if the amount of any such investments exceed the limits set forth in the 13-Week Budget by amounts less than the Permitted Variance or Permitted Variance Exceptions; and

(h)           Investments by a Debtor consisting of Contingent Obligations permitted under Section 6.1(c).

SECTION 6.4       Mergers and Consolidations.  Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (or agree to do any of the foregoing at any future time), except that the following shall be permitted:

(a)           acquisitions in compliance with Section 6.6;

(b)           any Debtor may merge or consolidate with or into the Borrower or any other Debtor (as long as the Borrower or the other Debtor is the surviving person in such merger or consolidation and remains, directly or indirectly, a Wholly Owned Subsidiary of the Borrower); provided that the Lien on and security interest in such property granted or to be granted in favor of the Administrative Agent pursuant to the Final Order or under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.8 or Section 5.9, as applicable; and

(c)           any Debtor that is a Subsidiary of the Borrower may dissolve, liquidate or wind up its affairs at any time; provided that (i) such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect and (ii) if the property and assets of any such Subsidiary, if any, are transferred to the Borrower or another Debtor.

SECTION 6.5       Asset Sales.  Effect any Asset Sale, except that the following shall be permitted:

(a)           leases of real or personal property in the ordinary course of business and in accordance with the applicable Security Documents;

(b)           mergers and consolidations in compliance with Section 6.4;

(c)           Investments in compliance with Section 6.3;

(d)           dispositions of worn out or obsolete property in the ordinary course of business; and

(e)           sales and leases of geothermal rights and inventory in the ordinary course of business.

To the extent the Required Lenders or all the Lenders, as applicable, waive the provisions of this Section 6.5 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.5, such Collateral (unless sold to the Borrower) shall be sold free and clear of the Liens created pursuant to the Final Order or by the Security Documents.

SECTION 6.6       Acquisitions.  Purchase or otherwise acquire (in one or a series of related transactions) any part of the property (whether tangible or intangible) of any Person, except that the following shall be permitted:

(a)           Investments in compliance with Section 6.3;

(b)           leases of real or personal property in the ordinary course of business and in accordance with the applicable Security Documents;

(c)           mergers and consolidations in compliance with Section 6.4;

(d)           Capital Expenditures by the Debtors in accordance with the 13-Week Budget; and

(e)           purchases and other acquisitions of inventory, materials, equipment and intangible property in the ordinary course of business.

provided that the Lien on and security interest in such property granted or to be granted in favor of the Administrative Agent pursuant to the Final Order or under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.8 or Section 5.9, as applicable.

SECTION 6.7     Dividends. Authorize, declare or pay, directly or indirectly, any Dividends with respect to any Debtor, except that the following shall be permitted:

(a)           any Subsidiary of the Borrower (i) may pay cash Dividends to the Borrower or any Wholly Owned Subsidiary of the Borrower and (ii) if such Subsidiary is not a Wholly Owned Subsidiary of the Borrower, may pay cash Dividends to its shareholders generally so long as the Borrower or its Subsidiary which owns the equity interest or interests in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holdings of equity interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests in such Subsidiary.).

SECTION 6.8     Transactions with Affiliates. Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Debtor (other than between or among any one or more Debtors), other than on terms and conditions at least as favorable to such Debtor as would reasonably be obtained by such Debtor at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following shall be permitted:

(a)           Dividends permitted by Section 6.7;

(b)           Investments permitted by Sections 6.3(c), (d) and (e);

(c)           reasonable director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification and reimbursement arrangements, in each case approved by the Board of Directors and consistent with the historical practice of the Debtors; and

(d)           the Debtors may enter into employment, non-competition or confidentiality agreements with their employees in the ordinary course of business consistent with historical practices.

SECTION 6.9     Compliance with 13-Week Budget. Fail to comply with the 13-Week Budget within the Permitted Variances and Permitted Variance Exceptions, if any.

SECTION 6.10   Prepayments of Indebtedness; Modifications of Organizational Documents and Other Documents, etc. Directly or indirectly:

(a)           except as specifically set forth in the Final Order, make (or give any notice in respect thereof) any voluntary or optional payment or mandatory prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, “change in control” or similar event of, (i) any Subordinated Indebtedness, (ii) the Indebtedness under the Bridge Loan Facility Documents, (iii) the Indebtedness under the Thermo 1 Financing Documents, (iv) the Indebtedness under the Merrill Debt Documents and (v) the Indebtedness under the Evergreen Documents, except, in any such case in connection with the refinancing thereof as permitted pursuant to Section 6.1;

(b)           amend or modify, or permit the amendment or modification of, any provision of any Subordinated Indebtedness, in any manner that is adverse in any material respect to the interests of the Lenders;

(c)           terminate, amend, modify or change any of its Organizational Documents (including by the filing or modification of any certificate of designation) or amend or modify any agreements relating to cash management and, in each case, other than any such amendments, modifications or changes or such new agreements which are not adverse in any material respect to the interests of the Lenders;

(d)           make any payments or transfer, or agree to any setoff or recoupment, with respect to any Pre-Petition claim, Pre-Petition Lien or Pre-Petition Indebtedness, except as approved by order of the Bankruptcy Court; or

(e)           amend or modify, or permit the amendment or modification of, (i) any Final Order without the prior written consent of the Lenders or (ii) any order entered by the Bankruptcy Court in the Chapter 11 Cases except for amendments or modifications which are not in any way adverse in any material respect to the interests of the Administrative Agent or Lenders in such capacities.

SECTION 6.11   Limitation on Certain Restrictions on Subsidiaries. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Borrower or any of its Subsidiaries, or pay any Indebtedness owed to the Borrower or any Subsidiary, (b) make loans or advances to the Borrower or any of its Subsidiaries or (c) transfer any of its properties to the Borrower or any Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) applicable law; (ii) this Agreement, the other Loan Documents, the Bridge Facility Loan Documents, the Thermo 1 Financing Documents, the Merrill Debt Documents, the Lightning Dock Debt Documents and the Evergreen Documents; (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest; or (iv) customary provisions restricting assignment of any agreement entered into in the ordinary course of business; (v) any holder of a Lien permitted by Section 6.2 restricting the transfer of the property subject thereto; (vi) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.5 pending the consummation of such sale.

SECTION 6.12   Limitation on Issuance of Capital Stock. Issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (i) pursuant to the Reorganization Plan and (ii) in the ordinary course of business pursuant to grants of rights or options existing on the Petition Date and issued pursuant to any employee stock option plan of the Borrower in existence on the Petition Date.

SECTION 6.13   Limitation on Creation of Subsidiaries. Establish, create or acquire any additional Subsidiaries without the prior written consent of the Required Lenders.

SECTION 6.14   Business. Engage (directly or indirectly) in any business other than those businesses in which the Debtors are engaged on the Petition Date.

SECTION 6.15   Limitation on Accounting Changes. Make or permit, any change in accounting policies or reporting practices, except changes that are required by GAAP.

SECTION 6.16   Fiscal Year. Change its fiscal year-end to a date other than December 31.

SECTION 6.17  No Further Negative Pledge. Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Debtor to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (1) this Agreement and the other Loan Documents; (2) covenants in documents creating Liens permitted by Section 6.2 prohibiting further Liens on the properties encumbered thereby; (3) the Thermo 1 Financing Documents; (4) the Bridge Facility Loan Document; (5) the Merrill Debt Documents; (6) the Lightning Dock Documents; (7) the Evergreen Documents; (8) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Debtor to secure the Obligations; and (9) any prohibition or limitation of the sort described in clauses (i), (iii), (iv), (v) or (vi) of Section 6.11.

SECTION 6.18   Anti-Terrorism Law; Anti-Money Laundering.

(a)           Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 3.15, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Debtors shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming any Debtor’s compliance with this Section 6.18).

(b)           Cause or permit any of the funds of such Debtor that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of law.

SECTION 6.19   Embargoed Person. Cause or permit (a) any of the funds or properties of the Debtors that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on the “List of Specially Designated Nationals and Blocked Persons” (the “SDN List”) maintained by OFAC and/or on any other similar list (“Other List”) maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any executive order or regulation promulgated thereunder with the result that the investment in the Debtors (whether directly or indirectly) is prohibited by law, or the Loans made by the Lenders would be in violation of law, the executive order, any related enabling legislation or any other similar executive orders (collectively, “Executive Orders”), or (2) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Debtors, with the result that the investment in the Debtors (whether directly or indirectly) is prohibited by law or the Loans are in violation of law.

SECTION 6.20   Critical Vendor and Other Payments. The Debtors shall not make or agree to make (a) any pre-petition “critical vendor” payments or other payments on account of any creditor’s pre-petition unsecured claims, (b) payments on account of claims or expenses arising under section 503(b)(9) of the Bankruptcy Code, or (c) payments under any plan or on account of any claim that requires approval pursuant to section 503(c) of the Bankruptcy Code, except in each case in amounts and on terms and conditions that (y) are approved by order of the Bankruptcy Court and reasonably acceptable to the Lenders and (z) are expressly permitted by the terms of the Loan Documents and the 13-Week Budget.

SECTION 6.21   Adequate Protection Payments. The Debtors shall not make any adequate protection payments on account of any Indebtedness incurred prior to or after the Petition Date except to the extent set forth in the Final Order.

SECTION 6.22   Operating Lease Obligations. Enter into, assume or permit to exist any obligations for the payment of rental under Operating Leases, except for (a) Geothermal leases in effect on the Petition Date or entered into in the ordinary course of business, (b) the renewal of or replacement of Operating Leases existing on the Petition Date for substantially similar or superior terms and (b) any other Operating Lease which individually has monthly rental payments not exceeding $20,000.

SECTION 6.23   Sale Leasebacks. Enter into any Sale and Leaseback Transaction.

ARTICLE VII
PROCEEDINGS

SECTION 7.1     Credit Bidding. The parties hereto agree that the Administrative Agent and the Lenders shall have the right, but not the obligation to, bid for and become the purchaser, and may pay all or any portion of the purchase price of any or all of the Reorganized Raser Equity or other Collateral by crediting Obligations against the purchase price of any or all of the Reorganized Raser Equity or other Collateral in any sales process.

SECTION 7.2     506(c) Waiver. Neither the Collateral nor any of the Administrative Agent or the Lenders shall be subject to surcharge, pursuant to sections 105, 506(c) or 552 of the Bankruptcy Code or otherwise, by any Debtor or any other party-in-interest, without the prior written consent of the affected party. The “equities of the Chapter 11 case” exception contained in section 552(b) of the Bankruptcy Code is hereby waived.

ARTICLE VIII
EVENTS OF DEFAULT

SECTION 8.1     Events of Default. Upon the occurrence and during the continuance of the following events (“Events of Default”):

(a)           default shall be made in the payment of any principal of or interest on any Loan when and as the same shall become due and payable, whether at the due date thereof or by acceleration thereof or otherwise;

(b)           default shall be made in the payment of any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable;

(c)           any representation or warranty made or deemed made in any Loan Document, or any representation or warranty contained in any, certificate, or other document furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d)           the Bankruptcy Court shall fail to enter the Final Order by 11:59 p.m. (Wilmington, Delaware time) on June 2, 2011;

(e)           the Bankruptcy Court shall fail to enter an order confirming the Reorganization Plan by 11:59 p.m. (Wilmington, Delaware time) on September 12, 2011;

(f)            failure of the Debtors to have the Reorganization Plan become effective by 11:59 p.m. (Wilmington, Delaware time) on September 30, 2011;

(g)           default shall be made in the due observance or performance by any Debtor of any covenant, condition or agreement contained in Section 5.1(a)(i), 5.1(b), 5.2, 5.8 or in Article VI;

(h)           default shall be made in the due observance or performance by any Debtor of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (g) immediately above) and such default shall continue unremedied or shall not be waived for a period of ten (10) days after written notice from the Administrative Agent or any Lender to the Borrower;

(i)           [Intentionally Omitted].

(j)           [Intentionally Omitted].

(k)           any Lien created or purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Documents or the Final Order (including a perfected first priority Lien on all of the Collateral thereunder in favor of the Administrative Agent (except as otherwise expressly provided in this Agreement, such Security Document or the Final Order and subject to the Carve Out)) or shall be asserted by any Debtor not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement, such Security Document or the Final Order) security interest in or Lien on the Collateral covered thereby;

(l)            any Loan Document or any material provision of any thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Debtor, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Debtor shall repudiate or deny any portion of its liability or obligation for the payment of Obligations or the performance of any of its obligations under any Loan Document;

(m)          a termination of the Plan Support Agreement shall have occurred;

(n)          the occurrence of any of the following in any of the Chapter 11 Cases:

(i)
the entry of an order or ruling (which has not been withdrawn, dismissed or reversed): (w) to obtain additional financing under section 364 of the Bankruptcy Code not otherwise permitted pursuant to this Agreement; (x) to grant any Lien other than Permitted Liens and the Carve-Out upon or affecting any Collateral without the prior written consent of the Lenders; or (y) to use cash collateral of the Lenders under section 363(c) of the Bankruptcy Code except as provided in the Final Order;

(ii)
(a) the filing by any Debtor or any of their respective Affiliates, (b) the failure of the Debtors to oppose any filing by any third party or (c) the entry of an order with respect to the approval, of any reorganization plan or disclosure statement attendant thereto other than the Reorganization Plan, or any direct or indirect material amendment to the Reorganization Plan without the prior written consent of the Lenders;

(iii)
the entry of an order in any of the Chapter 11 Cases confirming a Chapter 11 plan of reorganization that does not provide for (a) the termination of the Commitments and (b) the satisfaction of all Obligations as set forth in the Plan Support Agreement;

(iv)
(a) the filing by any Debtor or any of their respective Affiliates, (b) the failure of the Debtors to oppose any filing by a third party, or (c) the entry of an order with respect to the approval, of a motion to sell all or a portion of the assets of any Debtor pursuant to section 363 of the Bankruptcy Code or otherwise other than in accordance with the Plan Support Agreement;

(v)
the entry of an order amending, supplementing, reversing, staying for a period in excess of 15 days, vacating or otherwise modifying the Loan Documents or the Final Order (except with respect to ministerial changes) without the written consent of the Lenders or the filing of a motion for reconsideration with respect to the Final Order;

(vi)	the entry of an order allowing any claim or claims under section 506(c) of the Bankruptcy Code or otherwise against the Administrative Agent, the Lenders or any of the Collateral;

(vii)
the appointment of an interim or permanent trustee in any of the Chapter 11 Cases or the appointment of a receiver or an examiner in any of the Chapter 11 Cases with expanded powers to operate or manage the financial affairs, the business, the reorganization of the Borrower or any of the other Debtors (powers beyond those set forth in Sections 1106(3) and (4) of the Bankruptcy Code) (or the Borrower or any of the other Debtors seeks or acquiesces in such relief);

(viii)
the dismissal of any of the Chapter 11 Cases, or the conversion of any of the Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code or any Debtor shall file a motion or other pleading seeking the dismissal or conversion of any of the Chapter 11 Cases;

(ix)	the entry of an order in any of the Chapter 11 Cases avoiding or requiring disgorgement of any portion of the fees or other payments made on account of the Obligations pursuant to Loan Documents;

(x)
the Bankruptcy Court shall enter an order granting relief from, or modifying, the automatic stay under section 362 of the Bankruptcy Code (i) to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) or any enforcement or remedial action against or on any Collateral or any assets of any Guarantor or (ii) with respect to any lien on or the granting of any lien on any assets of the Debtors to any state or local environmental or regulatory agency or authority, which in either case have an aggregate value in excess of $500,000;

(xi)
the failure of any Debtor to perform any of its obligations under the Final Order (including, without limitation, the making of the Thermo Lenders Payment in accordance with the terms of the Final Order), which materially and adversely affects the interests of any or all of the Lenders, the Administrative Agent, as determined by the affected party; or

(xii)
except as otherwise provided by the Final Order and other than the Carve Out, the entry of an order in any of Chapter 11 Cases granting any other superpriority administrative claim or lien junior, equal or superior to those granted to the Administrative Agent, or the Lenders;

(o)           other than (a) payments authorized by the Bankruptcy Court (i) in respect of accrued payroll and related expenses as of the commencement of the Chapter 11 Cases or (ii) in respect of certain creditors, in each case to the extent authorized by one or more “first day” orders reasonably satisfactory to the Lenders, (b) payments authorized by the Bankruptcy Court with respect to any settlement or other stipulation with any creditor of any of the Borrower, other than the Lender, as adequate protection or otherwise individually or in the aggregate not in excess of $100,000 for any and all such creditors unless approved in writing by the Lenders; and (c) the making of the Thermo Lenders Payment, or (d) as otherwise contemplated by the 13-Week Budget, any Debtor shall make any payment (whether by way of adequate protection or otherwise) of principal or interest or otherwise on account of any pre-petition indebtedness or payables of a Debtor; or

(p)           one or more ERISA Events arising after the Petition Date shall have occurred (other than any ERISA Event that arises out of (i) any Debtor’s seeking of a funding waiver under Code Section 412(c), (ii) failing to satisfy the minimum funding standard prior to or during the pendency of any funding waiver request or (iii) attempting to terminate any of the pension plans listed on Schedule 3.19, each such event arising out of (i)-(iii), hereinafter called an “Excluded ERISA Event”) that, when taken together with all other such ERISA Events that have occurred after the Petition Date (other than an Excluded ERISA Event), could reasonably be expected to result in liability for any Debtor and its ERISA Affiliates or the imposition of a Lien on any properties of any Debtor, in either event in an amount which could reasonably be expected to exceed $350,000;

then, and in every such event, and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, notwithstanding the provisions of section 362 of the Bankruptcy Code, without any application, motion or notice to, hearing before, or order from the Bankruptcy Court (but subject to any applicable provisions of the Loan Documents and the Final Order) by not less than five (5) Business Days’ (or, in the case of any such event described in Section 8.1(n)(ii), seven (7) Business Days’) prior written notice to the Borrower, the Committee and the United States Trustee for the District of Delaware, take any or all of the following actions, at the same or different times:

(A)
suspend the Commitments with respect to additional Loans (including the obligation to make the Expense Advances), whereupon any additional Loans shall be made or incurred in the Lenders’ sole discretion so long as such Event of Default is continuing;

(B)	declare the Commitments (including the obligation to make the Expense Advances) to be terminated forthwith, whereupon the Commitments and such obligations shall immediately terminate;

(C)	increase the rate of interest applicable to the Loans and the Commitment Fees to the interest rate specified in Section 2.6(c);

(D)
declare the Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower and the other Debtors accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind (except as provided in the Loan Documents and the Final Order), all of which are hereby expressly waived by the Borrower and the other Debtors, anything contained herein or in any other Loan Document to the contrary notwithstanding;

(E)
direct any or all of the Debtors to sell or otherwise dispose of any or all of the Collateral on terms and conditions reasonably acceptable to the Administrative Agent and the Required Lenders pursuant to sections 363, 365 and other applicable provisions of the Bankruptcy Code and the Administrative Agent (on behalf of the Lenders) or all of the Lenders acting collectively shall have the right to “credit bid” the allowed amount of the Lenders’ claims during any sale of all or substantially all of the Collateral, including, without limitation, sales occurring pursuant to section 363 of the Bankruptcy Code or included as part of any reorganization plan subject to confirmation under section 1129(b)(2)(A)(iii) of the Bankruptcy Code (and, without limiting the foregoing, direct any Debtor to assume and assign any lease or executory contract included in the Collateral to the Administrative Agent’s or the Lenders’ designees in accordance with and subject to section 365 of the Bankruptcy Code);

(F)	enter onto the premises of any Debtor in connection with an orderly liquidation of the Collateral, and/or

(G)
exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or in equity, including all remedies provided for under the UCC and, pursuant to the Final Order;

provided that notwithstanding anything in this Agreement or the other Loan Documents to the contrary, upon receipt of such five (5) Business Days’ (or seven (7) Business Days’, as applicable) prior written notice, the Borrower may continue to make ordinary course disbursements from its Deposit Accounts to the extent and at the times set forth in the 13-Week Budget, but may not withdraw or disburse any other amounts from such account (in any hearing after the giving effect of the aforementioned notice, the only issue that may be raised by any party in opposition thereto being whether, in fact, an Event of Default has occurred and is continuing).

Upon the occurrence and during the continuance of an Event of Default and the exercise by the Administrative Agent, on behalf of the Lenders, of their rights and remedies under this Agreement and the other Loan Documents, the Debtors shall use commercially reasonably efforts to assist the Administrative Agent and the Lenders in effecting a sale or other disposition of the Collateral upon such terms as are reasonably acceptable to the Administrative Agent and the Required Lenders.

ARTICLE IX
APPLICATION OF PROCEEDS

SECTION 9.1     Application of Proceeds. The proceeds received by the Administrative Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Administrative Agent of its remedies following the occurrence and continuation of an Event of Default shall be applied, in full or in part, together with any other sums then held by the Administrative Agent pursuant to this Agreement, promptly by the Administrative Agent as follows:

(a)           First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization, and all reasonable and documented out-of-pocket costs, expenses, and advances made or incurred by the Administrative Agent in connection therewith and all amounts for which the Administrative Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b)           Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including all reasonable and documented out-of-pocket costs, expenses, and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c)           Third, without duplication of amounts applied pursuant to clauses (a) and (b) above to the payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal), in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(d)           Fourth, to the payment in full in cash, pro rata, of principal amount of the Obligations; and

(e)           Fifth, the balance, if any, to the Person lawfully entitled thereto (including the applicable Debtor or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 9.1, the Debtors shall remain liable for any deficiency.

ARTICLE X
AGENCY

SECTION 10.1   Appointment and Authority. Each of the Lenders hereby irrevocably appoints Wilmington Trust FSB to act on its behalf as the Administrative Agent hereunder and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto (including, without limitation, the execution and delivery from time to time of documentation contemplated by or in connection with Article XIII and/or the Collateral). The provisions of this Article X are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Debtor shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 10.2  Rights as a Lender. The Person serving as the Administrative Agent hereunder may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any other Debtor or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 10.3   Exculpatory Provisions.

(a)           The Administrative Agent shall not have any duties or obligations except those expressly set forth herein, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i)	shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)
shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to this Agreement or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and

(iii)
shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)           The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances, or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower or a Lender.

(c)           The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any of the other Loan Documents, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any conditions in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 10.4   Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of any Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 10.5   Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article X and the indemnification provisions of the Indemnification Provision and this Agreement shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

SECTION 10.6   Resignation of Administrative Agent.

(a)           The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)           The Required Lenders may, by at least 45 days notice in writing to the Borrower and the Administrative Agent, remove the Person then serving as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)           With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article X and Section 11.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

SECTION 10.7   Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any related agreement or any document furnished hereunder or thereunder.

SECTION 10.8   Collateral Matters. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s lien thereon, or any certificate prepared by any Debtor in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

SECTION 10.9   Register. The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a register for the recordation of the names and addresses of the Lenders and the principal amount of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Guarantors, the Administrative Agent, and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of an assignment agreement duly completed and executed pursuant to Section 11.4(b), the Administrative Agent shall accept such assignment agreement and record the information contained therein in the Register. Without limitation of any provision in Section 11.4, no transfer or assignment shall be effective until recorded in the Register.

ARTICLE XI
MISCELLANEOUS

SECTION 11.1   Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, as follows:

(a)           if to any Debtor, to it at:

Raser Technologies, Inc.
5152 North Edgewood Drive
Provo, UT 84604
Attention: Mr. Nick Goodman
Telecopier No.: (801) 374-3314

with copies to (which shall not constitute notice):

Hunton & Williams LLP
200 Park Avenue
New York, NY 10166
Attention: Peter S. Partee, Esq.
Telecopier No.: (212) 309-1875

-and-

Hunton & Williams LLP
951 E. Byrd. St.
Richmond, VA 23219
Attention: Michael G. Wilson, Esq.
Telecopier No.: (804) 343-4719

(b)           if to the Administrative Agent, to it at:

Wilmington Trust FSB
50 South Sixth Street, Suite 1290
Minneapolis, MN 55042
Attention: Joshua G. James
Telecopier No.: (612) 217-5651

with a copy to (which shall not constitute notice):

Hogan Lovells US LLP
875 Third Avenue
New York, NY 10022
Attention: Christopher R. Donoho, III, Esq.
Telecopier No.: (212) 918-3100

and

(c)           if Linden, to it at:

Linden Capital L.P.
c/o Linden Advisors L.P.
590 Madison Avenue
15th Floor
New York, NY 10022
Attention: Robert G. Lennon
Telecopier No.: (646) 840-3625

with a copy to (which shall not constitute notice):

Hogan Lovells US LLP
875 Third Avenue
New York, NY 10022
Attention: Christopher R. Donoho, III, Esq.
Telecopier No.: (212) 918-3100

if to Tenor or Aria, to it at:

Tenor Capital Management Company, LP
1180 Avenue of Americas, Suite 1940
New York, NY 10036
Attention: David Kay
Telecopier No.: (212) 918-5301

with a copy to (which shall not constitute notice):

Hogan Lovells US LLP
875 Third Avenue
New York, NY 10022
Attention: Christopher R. Donoho, III, Esq.
Telecopier No.: (212) 918-3100

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopier or by certified or registered mail, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 11.1 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 11.1, and failure to deliver courtesy copies of notices and other communications shall in no event affect the validity or effectiveness of such notices and other communications.

(d)           Change of Address, etc.

 Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 11.2   Waivers; Amendment.

(a)           No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and each Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Debtor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)           Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, and the Debtor or Debtors that are party thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall:

(i)	increase the Commitment of any Lender without the written consent of such Lender;

(ii)
reduce the principal amount or premium of any Loan or reduce the rate of interest thereon, or reduce any Fees payable hereunder, or change the currency of payment of any Obligation, without the written consent of each Lender affected thereby;

(iii)
postpone or extend the maturity of any Loan, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby;

(iv)	change Section 2.14(b) or (c) in a manner that would alter the pro rata sharing of payments or setoffs required thereby, without the written consent of each Lender; or

(v)
change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender;

(vi)
release all or substantially all of the Collateral from the Liens under the Final Order or the Security Documents or alter the relative priorities of the Obligations entitled to the Liens under the Final Order or the Security Documents (except in connection with securing additional Obligations equally and ratably with the other Obligations), in each case without the written consent of each Lender; or

(vii)	release any Debtor from its Guarantee or limit its liability in respect of such Guarantee, without the written consent of each Lender;

provided, further, that (1) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent and (2) no such agreement shall increase the aggregate amount of Commitments (or increase the principal amount of outstanding Loans) without the prior written consent of the Required Lenders.

SECTION 11.3   Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses. The Debtors, jointly and severally agree, to pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, the Lenders and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out of pocket expenses incurred by the Administrative Agent or any Lender (including reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, including all such out of pocket expenses incurred during any restructuring or negotiations in respect of such Loans; and (iii) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent and the Lenders, including the reasonable fees, charges and disbursements of Advisors for the Administrative Agent and the Lenders, in connection with any action, suit or other proceeding affecting the Collateral or any part thereof, in which action, suit or proceeding the Administrative Agent is made a party or participates or in which the right to use the Collateral or any part thereof is threatened, or in which it becomes necessary in the reasonable judgment of the Administrative Agent or the Required Lenders to defend or uphold the Liens granted pursuant to the Final Order or by the Security Documents (including any action, suit or proceeding to establish or uphold the compliance of the Collateral with any Requirements of Law).

(b)           Indemnification by the Borrower. The Debtors agree, jointly and severally, to indemnify the Administrative Agent (and any sub-agent thereof), and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities (other than any Taxes) and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Debtor) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Claim related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Debtor, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Debtor against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if the Borrower or such Debtor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Reimbursement by Lenders. To the extent that the Debtors for any reason fail to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought of such unpaid amount). For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Loans and unused Commitments at the time.

(d)           Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Debtor shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           Payments. All amounts due under this Section shall be payable not later than three (3) days after demand therefor.

SECTION 11.4   Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Debtor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by any Debtor without such consent shall be null and void). Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Subject to Section 11.4(c), any Lender shall have the right at any time to assign or grant participations to other financial institutions in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) and the other Loan Documents with prior written consent of the Borrower (not to be unreasonably withheld or delayed); provided that the consent of the Borrower shall not be required (i) in the case of any such assignment to an Affiliate of such Lender or (ii) during the continuance of any Event of Default, provided further that any such assignment or participation shall be in compliance with the applicable federal and state securities laws; and provided, further, that any assignee or transferee agrees to be bound by the terms and conditions of this Agreement pursuant to an assignment agreement in form and substance reasonably satisfactory to the Administrative Agent. Upon the effective date of any assignment agreement executed pursuant to this Section 11.4(b) and payment of an administrative fee to the Administrative Agent for processing such assignment in the amount of $3,500 (except in the case of an assignment by a Lender to an Affiliate of such Lender in which case payment of such administrative fee shall not be required), (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such assignment agreement, shall have the rights and obligations of a Lender hereunder and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such assignment agreement, relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents (and, in the case of an assignment agreement covering all of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto).

(c)           If any Lender desires to sell, assign or transfer or grant participations to any Person that is not an Affiliate of such Lender (“Transfer”) in any portion of its rights or obligations under this Agreement or any part thereof (the “Offered Interest”) it must comply with the terms of this Section 11.4(c). No Lender may Transfer an Offered Interest, unless (a) a bona fide offer (the “Purchase Offer”) has been received from a third party (the “Purchaser”) to purchase the Offered Interest for a purchase price (the “Offer Price”) denominated and payable in U.S. dollars; and (b) such proposed transferring Lender (the “Selling Party”) shall give the other Lenders (the “Purchasing Parties”) written notice (the “Offer Notice”) which shall include a copy of the Purchase Offer and an offer (the “Firm Offer”) to sell the Offered Interest to the Purchasing Parties according to the same terms as (or more favorable terms to the Purchasing Parties than) those contained in the Purchase Offer in accordance with this Section 11.4(c). Within fifteen (15) days following its receipt of the Offer Notice (the “Offer Period”), each Purchasing Party may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such Offered Interest which equals the proportion of the outstanding Loans and unused Commitments at the time held by the Purchasing Parties. Failure of a Purchasing Party to respond to the Offer Notice during the Offer Period shall be deemed an election to not acquire any portion of the Offered Interest. At the expiration of the Offered Period, the Selling Party shall promptly notify each Purchasing Party that elects to purchase or acquire all Offered Interest available to it (each, a “Fully Exercising Lender”) of any other Purchasing Parties failure to do likewise. During the ten (10) day period commencing after the Selling Party has given such notice, each Fully Exercising Lender may, by giving notice to the Selling Party, elect to purchase or acquire, in addition to the Offered Interest specified above, up to that portion of the Offered Interest for which Purchasing Parties were entitled to subscribe but that were not subscribed for by the Purchasing Parties which is equal to the proportion that the outstanding Loans and unused Commitments then held, by such Fully Exercising Lender bears to the outstanding Loans and unused Commitments then held, by all Fully Exercising Lenders who wish to purchase such unsubscribed shares. If the Purchasing Parties do not elect to purchase the entire Offered Interest, then the Selling Party may Transfer the Offered Interest to the Purchaser according to the terms of the Purchase Offer (or terms more favorable to the Selling Party than those contained in the Purchase Offer). If the Offered Interest is not sold to the Purchaser on the terms and conditions and the closing date specified in the Purchase Offer, such Offered Interest shall again become subject to, and may not be sold except after compliance with, this Section 11.4(c).

SECTION 11.5   Survival of Agreement. All covenants, agreements, representations and warranties made by the Debtor in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.11, 2.14 and 11.3 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 11.6   Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement amends and restates in it entirely that certain Interim Lending Agreement dated May 3, 2011 by and among the Borrower, Guarantors, the Lenders and the Administrative Agent. This Agreement, the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 11.7   Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 11.8   Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates are hereby authorized (notwithstanding the provisions of section 362 of the Bankruptcy Code, without any application, motion to, hearing before, or order from, the Bankruptcy Court) but subject in all cases to the provisions of the Final Order and the giving of not less than five (5) Business Days’ (or, in the case of any Event of Default arising under in Section 8.1(n)(ii), seven (7) Business Days’) prior written notice to the Borrower, the Committee and the United States Trustee for the District of Delaware, at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Debtor against any and all of the obligations of any Debtor now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 11.9   Governing Law; Jurisdiction; Consent to Service of Process.

(a)           THIS AGREEMENT SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICT OF LAWS PROVISIONS PROVIDED THAT PERFECTION ISSUES WITH RESPECT TO ARTICLE 9 OF THE UCC MAY GIVE EFFECT TO APPLICABLE CHOICE OR CONFLICT OF LAW RULES SET FORTH IN ARTICLE 9 OF THE UCC) OF THE STATE OF NEW YORK; PROVIDED THAT THE ADMINISTRATIVE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)           EXCEPT FOR MATTERS WITHIN THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT, ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE DEBTORS, THE ADMINISTRATIVE AGENT AND EACH OF THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EXCEPT FOR MATTERS WITHIN THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT, EACH OF THE DEBTORS, THE ADMINISTRATIVE AGENT AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. NOTWITHSTANDING THE FOREGOING AND EXCEPT FOR MATTERS WITHIN THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT: (1) THE ADMINISTRATIVE AGENT AND THE LENDERS SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST ANY DEBTOR OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION THE ADMINISTRATIVE AGENT OR THE LENDERS DEEM NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR OTHER SECURITY FOR THE OBLIGATIONS AND (2) EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THE COURTS DESCRIBED IN THE IMMEDIATELY PRECEDING SENTENCE MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE THOSE JURISDICTIONS.

(c)           EACH DEBTOR HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO SUCH DEBTOR AT ITS ADDRESS SET FORTH IN SECTION 11.1 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED IN THE U.S. MAILS POSTAGE PREPAID. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR THE LENDERS TO SERVE LEGAL PROCESS BY ANY OTHER MANNER PERMITTED BY LAW.

SECTION 11.10 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 11.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 11.12 Confidentiality. Neither the Administrative Agent nor any Lender shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to the Administrative Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents and advisors and to potential lenders and potential assignees of the Lenders, and then only if such potential lender or assignee has agreed to be bound by the terms of this Section 11.12 and any other confidentiality agreement entered into by such Agent or such Lender with respect to such Confidential Information, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, federal or foreign Governmental Authority or regulatory authority or examiner regulating such Lender Party (including the National Association of Insurance Commissioners), and (d) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder in a related court proceeding so long as such Confidential Information is (i) filed under seal with the applicable court, (ii) used in a manner consistent with any applicable protective order entered by any applicable court proceeding, or (iii) as may be agreed between the Required Lenders and the Borrower. “Confidential Information” means information concerning the Borrower of any of its direct or indirect shareholders, or any of their respective employees, directors, or Subsidiaries, or Affiliates received by any Agent or any Lender on a confidential basis from the Borrower or any other Person under or pursuant to this Agreement or any other Loan Document, including, without limitation, financial terms and financial and organizational information contained in any documents, statements, certificates, materials or information furnished, or to be furnished, by or on behalf of the Borrower or any other Person on a confidential basis in connection with this Agreement and the Loan Documents, but does not include any such information that (i) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any of its direct or indirect shareholders, or any of their respective employees, directors, Subsidiaries or Affiliates or any of their respective agents or representatives.

SECTION 11.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 11.14 Obligations Absolute. To the fullest extent permitted by applicable law, all obligations of the Debtors hereunder with respect to any Guarantee or the granting of any Lien on any property shall be absolute and unconditional irrespective of:

(a)           any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of the Borrower or any other Person;

(b)           any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any other Person;

(c)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d)           any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e)           any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f)           any other circumstances which might otherwise constitute a defense available to, or a discharge of, any other Person.

SECTION 11.15 USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address and tax identification number of the Borrower and other information regarding the Borrower that will allow such Lender or the Administrative Agent to identify the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Lenders, and the Administrative Agent.

SECTION 11.16 Parties including the Trustees; Bankruptcy Court Proceedings. This Agreement, the other Loan Documents, and all Liens and other rights and privileges created hereby or pursuant hereto or to any other Loan Document shall be binding upon each Debtor, the bankruptcy estate of each Debtor, and any trustee, other bankruptcy estate representative or any successor-in interest of any Debtor in the Chapter 11 Cases or any subsequent case commenced under Chapter 7 of the Bankruptcy Code, and shall not be subject to section 365 of the Bankruptcy Code. This Agreement and the other Loan Documents shall be binding upon, and inure to the benefit of, the successors of the Administrative Agent and Lenders and their respective assigns, transferees and endorsees. The Liens created by this Agreement and the other Loan Documents shall be and remain valid and perfected in the event of the substantive consolidation or conversion of any of the Chapter 11 Cases or any other bankruptcy case of the Debtors to a case under Chapter 7 of the Bankruptcy Code or in the event of dismissal of any of the Chapter 11 Cases or the release of any Collateral from the jurisdiction of the Bankruptcy Court for any reason, without the necessity that the Administrative Agent file financing statements or otherwise perfect its Liens under applicable law. No Debtor may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the express written consent of the Administrative Agent and Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by any Debtor without the prior express written consent of the Administrative Agent and Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Debtor, the Administrative Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

ARTICLE XII
GUARANTEE

SECTION 12.1   The Guarantee. The Guarantors hereby, jointly and severally guarantee, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to the Borrower, and all other Obligations from time to time owing to the Secured Parties by any Debtor under any Loan Document in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby, jointly and severally, agree that if the Borrower or other Guarantors shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 12.2   Obligations Unconditional. The obligations of the Guarantors under Section 12.1 shall constitute a guaranty of payment and to the fullest extent permitted by applicable law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i)
at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)	any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii)
the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv)	any Lien or security interest granted to, or in favor of, any Lender or the Administrative Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v)	the release of any other Guarantor.

To the extent permitted by law, the Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. To the extent permitted by law, the Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

SECTION 12.3   Reinstatement. The obligations of the Guarantors under this Article XII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or any other Debtor in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

SECTION 12.4   Subrogation; Subordination. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 12.1, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

SECTION 12.5  Remedies. The Guarantors jointly and severally agree that, subject to the terms of the Final Order, as between the Guarantors and the Lenders, the obligations of Borrower under this Agreement, if any, may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article VIII) for purposes of Section 12.1, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 12.1.

SECTION 12.6   Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article XII constitutes an instrument for the payment of money, and consents and agrees that any Lender or the Administrative Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213 to the extent permitted thereunder.

SECTION 12.7   Continuing Guarantee. The guarantee in this Article XII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 12.8   General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 12.1 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 12.1, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Debtor or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

ARTICLE XIII
GRANT OF SECURITY INTEREST

SECTION 13.1   Grant of Security Interest. Subject to the entry and provisions of the Final Order, each of the Debtors hereby pledges to the Administrative Agent, for the ratable benefit of the Secured Parties, and hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in, general lien and mortgage on and right of set-off against, all right, title and interest of such Debtor in all of the Collateral, including without limitation, the following property now owned or at any time hereafter acquired by each Debtor in which any Debtor now has or at any time in the future may acquire any right, title or interest, in each case whether now existing or hereafter arising and whether now owned or hereafter acquired, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations:

(1)	all Accounts;

(2)	all Chattel Paper;

(3)	all Commercial Tort Claims;

(4)	all computer programs and all Intellectual Property rights therein and all other proprietary information, including but not limited to Domain Names and Trade Secret Rights;

(5)	all Contracts, together with all Contract Rights arising thereunder;

(6)	all Deposit Accounts;

(7)	all Documents;

(8)	all Equipment;

(9)	all General Intangibles;

(10)	all Goods;

(11)	all Instruments;

(12)	all Intellectual Property;

(13)	all Inventory;

(14)	all Investment Property;

(15)	all Letter-of-Credit Rights;

(16)	all money;

(17)	all Permits and Licenses;

(18)	all promissory notes;

(19)	all Real Property and fixtures;

(20)
all Securities Accounts, together with all cash or other sums, securities and other property at any time thereafter on deposit or situate therein, credited thereto or payable thereon and all instruments, documents and other writings evidencing such accounts;

(21)
all software and all software licensing rights, all writings, plans, specifications and schematics, all engineering drawings, customer lists, goodwill and licenses, and all recorded data of any kind or nature, regardless of the medium of recording;

(22)	all Supporting Obligations;

(23)	all books and records (including, without limitation, all customer data, credit files, computer programs, printouts and other computer materials and records) pertaining to the Collateral;

(24)	to the extent not included in the foregoing list, all other personal property;

(25)	all collateral security and guarantees given by any Person with respect to any of the foregoing; and

(26)	all accessions to, substitutions for and all replacements, products and Proceeds of any and all of the foregoing.

SECTION 13.2   Remedies; Obtaining the Collateral Upon Default. Each Debtor agrees that, during the occurrence and continuance of an Event of Default, then and in every such case, the Administrative Agent, in addition to any rights now or hereafter existing under applicable law and under the other provisions of this Agreement, shall have all rights as a secured party under the Uniform Commercial Code in effect at such time in all relevant jurisdictions, and such additional rights and remedies to which a secured creditor is entitled under the laws in effect in all relevant jurisdictions, and, without limiting the foregoing, in any event may:

(i)
personally, or by agents or attorneys, take possession of the Collateral or any part thereof, from such Debtor or any other Person who then has possession of any part thereof with or without process of law, and for that purpose may enter upon such Debtor’s premises where any of the Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of such Debtor;

(ii)
instruct the account debtor(s) and any other obligor or obligors on any agreement, instrument or other obligation (including, without limitation, the Accounts and the Contracts) constituting the Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Administrative Agent and may exercise any and all remedies of such Debtor in respect of such Collateral;

(iii)
instruct all banks which have entered into a control agreement with the Administrative Agent to transfer all monies, securities and instruments held by such bank to such account as the Administrative Agent or the Required Lenders shall instruct such banks in writing; and instruct all securities intermediaries which have entered into a control agreement with the Administrative Agent to liquidate all Investment Property and/or to transfer all monies and Investment Property held by such securities intermediary to the Administrative Agent or as the Required Lenders may direct;

(iv)
sell, assign or otherwise liquidate any or all of the Collateral or any part thereof in accordance with Section 13.3, or direct the relevant Debtor to sell, assign or otherwise liquidate any or all of the Collateral or any part thereof, in each case, at such prices and upon such terms as the Administrative Agent or the Required Lenders deem commercially reasonable and, in each case, take possession of the proceeds of any such sale or liquidation for application in accordance with Section 13.5;

(v)
take possession of the Collateral or any part thereof, by directing the relevant Debtor in writing to assemble and make available or, to the extent practicable, to deliver the same to the Administrative Agent at any reasonable place or places designated by the Administrative Agent or Required Lenders, in which event the relevant Debtor shall at its own expense:

(1)
forthwith cause the same to be moved to, or provide access to the Collateral at, the place or places so designated by the Administrative Agent or Required Lenders and there delivered to the Administrative Agent;

(2)	store and keep any Collateral so delivered to the Lenders at such place or places pending further action by the Lenders as provided in Section 13.3 hereof; and

(3)	while the Collateral shall be so stored and kept, provide such security and maintenance services as shall be reasonably necessary to protect the same and to preserve and maintain it in good condition;

(vi)
license or sublicense, whether on an exclusive or nonexclusive basis, any Trademarks, Domain Names, Patents, Copyrights or Licenses included in the Collateral for such term and on such conditions and in such manner as the Required Lenders shall in their sole judgment determine;

(vii)	apply any monies constituting Collateral or proceeds thereof in accordance with the provisions of Section 13.5; and

(viii)	take any other action as specified in clauses (1) through (5), inclusive, of Section 9-607(a) of the UCC;

it being understood that each Debtor’s obligation to deliver the Collateral as described above is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Administrative Agent and the Lenders shall be entitled to a decree requiring specific performance by the relevant Debtor of said obligation.

SECTION 13.3  Remedies; Disposition of the Collateral. If an Event of Default shall have occurred and is continuing, then any Collateral repossessed by the Administrative Agent under or pursuant to Section 13.2 and any other Collateral whether or not so repossessed by the Administrative Agent, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as the Administrative Agent may, in compliance with any mandatory requirements of applicable law, determine to be commercially reasonable. Any of the Collateral may be sold, leased or otherwise disposed of in the condition in which the same existed when taken by the Administrative Agent or after any overhaul or repair (which shall be at the joint and several expense of the Debtors) which the Administrative Agent or Required Lenders shall determine to be commercially reasonable. Any such sale, lease or other disposition may be effected by means of a public disposition or private disposition, effected in accordance with the applicable requirements (in each case if and to the extent applicable) of Sections 9-610 through 9-613 of the UCC and/or such other mandatory requirements of applicable law as may apply to the respective disposition. The Administrative Agent may, without notice or publication, adjourn any public or private disposition or cause the same to be adjourned from time to time by announcement at the time and place fixed for the disposition, and such disposition may be made at any time or place to which the disposition may be so adjourned. To the extent permitted by any such requirement of law, the Administrative Agent on behalf of the Lenders may bid for and become the purchaser (and may pay all or any portion of the purchase price by crediting Obligations against the purchase price) of the Collateral or any item thereof, offered for disposition in accordance with this Section 13.3 without accountability to each Debtor. If, under applicable law, the Lenders shall be permitted to make disposition of the Collateral within a period of time which does not permit the giving of notice to each Debtor as hereinabove specified, the Administrative Agent need give the Debtors only such notice of disposition as shall be required by such applicable law. Each Debtor agrees to do or cause to be done all such other acts and things as may be reasonably necessary to make such disposition or dispositions of all or any portion of the Collateral valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales, all at the Debtors’ joint and several expense. Notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall give not less than five (5) Business Days’ (or, in the case of any such sale, lease or other disposition as a result of any Event of Default described in Section 8.1(n)(ii), seven (7) Business Days’) prior written notice to the Borrower, the Committee and the United States Trustee for the District of Delaware, of any sale, lease or other disposition of Collateral.

SECTION 13.4   Waiver of Claims. Except as otherwise provided in this Agreement, each Debtor hereby waives, to the fullest extent permitted by applicable law, notice and judicial hearing in connection with the Administrative Agent taking possession or the Administrative Agent's disposition of any of the Collateral, including, without limitation, any and all prior notice and hearing for any prejudgment remedy or remedies, and each Debtor hereby further waives, to the extent permitted by law:

(i)	all damages occasioned by such taking of possession or any such disposition except any damages which are the direct result of the Administrative Agent’s gross negligence or willful misconduct;

(ii)	all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Administrative Agent’s rights hereunder; and

(iii)
all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable law in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof, and each Debtor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such laws.

Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral pursuant to the terms of this Agreement shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of each Debtor therein and thereto, and shall be a perpetual bar both at law and in equity against each Debtor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through and under each Debtor. Application of Proceeds.

SECTION 13.5  Application of Proceeds. The Administrative Agent shall apply the proceeds of any collection or sale of Collateral, as well as any Collateral consisting of cash, to the Obligations in accordance with the terms of this Agreement. It is understood that each Debtor shall remain liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Obligations.

SECTION 13.6   Duty of Care. The Administrative Agent shall exercise ordinary care in the storage or use of any Collateral in its possession. The Administrative Agent shall not have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Administrative Agent, or as to the preservation of rights against prior parties or any other rights pertaining thereto.

SECTION 13.7   License. For the sole purpose of enabling the Administrative Agent to exercise rights and remedies under this Agreement (including, without limitation, in order to take possession of, hold, preserve, process, assemble, prepare for sale, market for sale, sell or otherwise dispose of Collateral) at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, to the extent of each Debtor’s legal and contractual rights to make such grant, each Debtor hereby grants to the Administrative Agent, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to any Debtor) to use, license or sublicense any Intellectual Property now owned or hereafter acquired by such Debtor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof.

SECTION 13.8   Further Acts. Each Debtor will, at its own expense and upon the reasonable request of the Administrative Agent, make, execute, endorse, acknowledge, file and/or deliver to the Lenders from time to time such lists, descriptions and designations of its Collateral, warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, certificates, reports and other assurances or instruments, execute and cause to be executed such control agreements, make intellectual property filings, and take such further steps relating to the Collateral and other property or rights covered by the security interest hereby granted, which the Administrative Agent deem reasonably necessary or desirable to perfect, preserve or protect its security interest in the Collateral or the priority thereof.

SECTION 13.9   Right to Cure. The Administrative Agent or the Lenders may, in their sole and absolute discretion, pay any amount or do any act required of any Debtor hereunder in order to preserve, protect, maintain or enforce the Obligations, the Collateral or the Administrative Agent’s Liens therein, and which any Debtor fails to pay or do, including payment of any judgment against a Debtor, any insurance premium, any warehouse charge, any finishing or processing charge, any landlord’s or bailee’s claim, and any other Lien upon or with respect to the Collateral; provided, however, that neither the Administrative Agent nor any Lender shall be under any obligation to take any such action. Any payment made or other action taken by the Administrative Agent or any Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed thereafter as herein provided.

SECTION 13.10 Filings. The Administrative Agent is hereby authorized to file such financing statements with respect to this Agreement, with or without any Debtor’s signature, or to file a photocopy of this Agreement in substitution for a financing statement, as any Lender may deem appropriate and to execute in the relevant Debtor’s name such financing statements and amendments thereto and continuation statements which may require the Debtor’s signature.

SECTION 13.11 Debtors Remain Liable. It is expressly agreed by each Debtor that, anything herein to the contrary notwithstanding, each Debtor shall remain liable under each of its contracts and each of its licenses to observe and perform all the conditions and obligations to be observed and performed by it thereunder. Neither the Administrative Agent nor any of the Lenders shall have any obligation or liability under any contract or license by reason of or arising out of this Agreement or the granting herein of a Lien thereon or the receipt by the Administrative Agent or any Lender of any payment relating to any contract or license pursuant hereto. Neither the Administrative Agent nor any of the Lenders shall be required or obligated in any manner to perform or fulfill any of the obligations of any Debtor under or pursuant to any contract or license, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any contract or license, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

SECTION 13.12 Power of Attorney. Each Debtor hereby constitutes and appoints the Administrative Agent its true and lawful attorney, acting singly, with full power (in the name of each Debtor or otherwise), upon the occurrence and during the continuance of an Event of Default, to act, require, demand, receive, compound and give acquittance for any and all monies and claims for monies due or to become due to each Debtor under or arising out of the Collateral, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings which the Administrative Agent may deem to be necessary or advisable to protect the interests of the Administrative Agent and the Lenders, which appointment as attorney is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, at any time after the occurrence of an Event of Default, any Lender is hereby authorized and empowered, acting singly, to:

(a)           to endorse the relevant Debtor’s name on any checks, notes, acceptances, money orders, or other forms of payment or security that come into the Administrative Agent’s possession;

(b)           to sign the relevant Debtor’s name on any invoice, bill of lading, warehouse receipt or other negotiable or non-negotiable Document constituting Collateral, on drafts against customers, on assignments of Accounts, on notices of assignment, financing statements and other public records and to file any such financing statements by electronic means with or without a signature as authorized or required by applicable law or filing procedure;

(c)           to notify the post office authorities to change the address for delivery of each Debtor’s mail to an address designated by the Administrative Agent and to receive, open and dispose of all mail addressed to such Debtor;

(d)           to send requests for verification of Accounts to customers;

(e)           to complete in the relevant Debtor’s name or the Administrative Agent’s name, any order, sale or transaction, obtain the necessary Documents in connection therewith, and collect the proceeds thereof;

(f)           to do all things necessary to carry out this Agreement.

Each Debtor ratifies and approves all acts of such attorney done in accordance with the power set forth herein. Neither the Administrative Agent, the Lenders nor any of their attorneys or agents will be liable for any acts or omissions or for any error of judgment or mistake of fact or law except for their own willful misconduct. This power, being coupled with an interest, is irrevocable until the Obligations have been fully satisfied.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been executed and delivered on the date set forth above by a duly authorized representative of each of the parties hereto.

BORROWER:

RASER TECHNOLOGIES, INC.

By:	/s/ Nicholas Goodman
Name: Nicholas Goodman
Title: CEO

GUARANTORS:

RASER TECHNOLOGIES OPERATING COMPANY, INC. RT PATENT COMPANY, INC.

By	/s/ Nicholas Goodman
	Name:	Nicholas Goodman
	Title:	CEO

[DEBTOR-IN-POSSESSION CREDIT AGREEMENT]

RASER POWER SYSTEMS, LLC PACIFIC RENEWABLE POWER, LLC
WESTERN RENEWABLE POWER, LLC
INTERMOUNTAIN RENEWABLE POWER, LLC
COLUMBIA RENEWABLE POWER, LLC
LOS LOBOS RENEWABLE POWER, LLC
TRUCKEE GEOTHERMAL NO. 1 SV-01, LLC
TRUCKEE GEOTHERMAL NO. 2 SV-04, LLC
LIGHTNING DOCK GEOTHERMAL HI-01, LLC
TRAIL CANYON GEOTHERMAL NO. 1 SV 02, LLC
DEVIL’S CANYON GEOTHERMAL NO. 1 SV 03, LLC
THERMO NO. 1 BE-01, LLC
THERMO NO. 2 BE-02, LLC
THERMO NO. 3 BE-03, LLC
CRICKET GEOTHERMAL NO. 1 MI-01, LLC
HARMONY GEOTHERMAL NO. 1 IR-01, LLC
KLAMATH GEOTHERMAL NO. 1 KL-01, LLC

By:	/s/ Nicholas Goodman
Name:	Nicholas Goodman
Title:	President and Manager

LENDERS:

LINDEN CAPITAL L.P.

By:	/s/ Craig Jarvis
	Name:	Craig Jarvis
	Title:	Authorized Signatory

TENOR OPPORTUNITY MASTER FUND, LTD.

By:	/s/ Daniel H. Kochav
Name: Daniel H. Kochav
Title: Director

[DEBTOR-IN-POSSESSION CREDIT AGREEMENT]

ARIA OPPORTUNITY FUND, LTD.

By:	/s/ Daniel H. Kochav
Name: Daniel H. Kochav
Title: Director

ADMINISTRATIVE AGENT:

WILMINGTON TRUST FSB,
in its capacity as Administrative Agent

By:	/s/ Josh James
Name: Josh James
Title: Officer

SCHEDULE 2.1(a)

Commitments

Lender

Linden Capital L.P.	$6,250,000

Tenor Opportunity Master Fund, Ltd.	$4,687,500

Aria Opportunity Fund, Ltd.	$1,562,500

TOTAL:	$12,500,000

Schedule 3.6
to Debtor-in-Possession Credit Agreement

LITIGATION

None.

Schedule 3.10
to Debtor-in-Possession Credit Agreement

INTELLECTUAL PROPERTY

Registered trademarks owned by Raser Technologies, Inc.:

“Raser” Registered Trademark #006275648 for use in Europe for energy related classes 11, 36, 40.

Schedule 3.11
to Debtor-in-Possession Credit Agreement

EQUITY INTERESTS; SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Organization	Authorized Equity Interests	Outstanding Equity Interests

Raser Technologies, Inc.	DE	250,000,000 shares common stock; 5,000,000 shares preferred stock	117,083,202 shares common stock

Raser Technologies Operating Company	UT	100,000,000 shares common stock; 2,000,000 shares preferred stock	100% of outstanding common and preferred stock

Raser Power Systems, LLC	DE	N/A	100%

RT Patent Company, Inc.	DE	1000 shares common stock	100 shares to Raser Technologies, Inc.

Pacific Renewable Power, LLC	DE	N/A	100%

Western Renewable Power, LLC	DE	N/A	100%

Intermountain Renewable Power, LLC	DE	N/A	100%

Los Lobos Renewable Power, LLC	DE	N/A	100%

Columbia Renewable Power, LLC	DE	N/A	100%

Truckee Geothermal No. 1 SV-01, LLC	DE	N/A	100%

Truckee Geothermal No. 2 SV-04, LLC	DE	N/A	100%

Trail Canyon Geothermal No. 1 SV-02, LLC	DE	N/A	100%

Devils Canyon Geothermal No. 1 SV-03, LLC	DE	N/A	100%

Thermo No. 1 BE-01, LLC	DE	N/A	100%

Thermo No. 2 BE-01, LLC	DE	N/A	100%

Thermo No. 3 BE-03, LLC	DE	N/A	100%

Cricket Geothermal No. 1, MI-01, LLC	DE	N/A	100%

Harmony Geothermal No. 1 IR-01, LLC	DE	N/A	100%

Lightning Dock Geothermal HI-01, LLC	DE	N/A	100%

Klamath Geothermal No. 1 KL-01, LLC	DE	N/A	100%

All subsidiaries are either directly or indirectly wholly-owned by Raser Technologies, Inc.

Raser Technologies, Inc.
Stock Options outstanding on April 29, 2011

Employee Stock Options	4,270,051
Vendor Stock Options	35,000

Unvested Stock Grants outstanding on April 29, 2011

Deferred Stock Units	730,800
Contingent Stock Grants	15,000
Unissued Shares to Fletcher	40,905,218

Warrants outstanding on April 29, 2011

Contingent Warrants	50,000
Non-contingent Warrants	40,914,525

Senior Secured 8.00% Convertible Notes outstanding on April 29, 2011

Convertible Shares	5,960,121

Schedule 3.19
to Debtor-in-Possession Credit Agreement

EMPLOYEE BENEFIT PLANS

Part A

None.

Part B

None.

Schedule 5.10
to Debtor-in-Possession Credit Agreement

INFORMATION REGARDING COLLATERAL

Debtors are planning to move their chief executive office to the following location within a few weeks of the date hereof:

136 South Main Street, Suite 600
Salt Lake City, UT 84101

Schedule 6.1(b)
to Debtor-in-Possession Credit Agreement

INDEBTEDNESS

Raser Technologies, Inc:

Unsecured 10.00% Promissory Note, dated January 27, 2009, by Raser Technologies, Inc. to Radion Energy LLC, later assigned to Evergreen Clean Energy, LLC on June 29, 2010 totaling $2,412,352.

Unsecured 10.00% Promissory Note, dated January 27, 2009, by Raser Technologies, Inc. to Radion Energy LLC, later assigned to Bombay Investments on June 29, 2010 totaling $436,096.

Western Renewable Power, LLC:

Bonneville Power Administration, take or pay Point-to-Point Transmission Services in accordance with part II of the Tariff and the Service Agreement for approximately $14,127 per month.

Sierra Pacific Power Company, take or pay Point-to-Point Transmission Services in accordance with part II of the Tariff and the Service Agreement for approximately $28,800 per month.

Intermountain Renewable Power, LLC:

PacifiCorp Transmission, take or pay Point-to-Point Transmission Services in accordance with part II of the Tariff and the Service Agreement for approximately $22,275 per month.

Lightning Dock Geothermal HI-01, LLC:

Tri-State Generation and Transmission Association, Inc., take or pay Point-to-Point Transmission Services in accordance with part II of the Tariff and the Service Agreement for approximately $22,275 per month

Schedule 6.2(c)
to Debtor-in-Possession Credit Agreement

PREPETITION LIENS

Name of Grantor	Name of Secured Party	Jurisdiction	Date of Filing/File No.

Raser Technologies, Inc.	Pratt & Whitney Power Systems, Inc.	Delaware	02/10/2010 #2010 0452080

Raser Technologies, Inc.	Evergreen Clean Energy, LLC	Delaware	11/10/2010 #2010 3948118 (Released)

Thermo No. 1 BE-01, LLC	UTC Power Corporation	Delaware	09/11/2008 #2008 3081922

RT Patent Company, Inc.	UTC Power Corporation	Delaware	09/11/2008 #2008 3081971

Lightning Dock Geothermal HI-01, LLC	Evergreen-FE Lightning Dock, LLC	Delaware	10/04/2010 #2010 3445222

Deed of Trust and Security Agreement, dated October 28, 2010, from Raser Power Systems, LLC to _________ for the benefit of Evergreen Clean Energy, LLC.

Schedule 6.3(a)
to Debtor-in-Possession Credit Agreement

INVESTMENTS

386,100 shares of common stock - Via Automotive, Inc.